UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Insulet

2026 Proxy Statement and Notice of Annual Meeting of Shareholders

ON THE COVER

As a 13-year-old basketball player living with type 1 diabetes, Ben Nordstrom is always dribbling past obstacles. Diagnosed in 2022, Ben and his parents have never let his condition keep him from bringing his A-game. But Omnipod® 5 has been a gamechanger, on and off the court. In fact, it helped Ben's parents feel confident sending the eighth grader to the Chris Dudley Basketball Camp, a week-long camp for kids with type 1 diabetes.

"Sending Ben to overnight camp the first year was difficult," said Ben's dad, Eric Nordstrom. *"But with Omnipod 5, it is incredibly easy. It's something that we know and trust.* ***It does what it's supposed to do, when it's supposed to do it, which gives all of us peace of mind."***

Ben's mom Anna says Omnipod 5 has given him a lot of autonomy with his insulin doses, and his numbers are under control. Thanks to Omnipod 5 handling the assists, Ben can focus on sinking buckets, not blood sugars.

— Ben Nordstrom
Podder since 2023

PODDER PERSPECTIVES

"With Omnipod 5, I don't have to be attached with tubes to my insulin pump. It's attached to me! It's ***made my diabetes a lot easier to manage*** *while travelling the world doing the things I love and making people laugh."*

— Kesha Carter
Podder since 2023

For new mom Kesha Carter, balancing diabetes and motherhood is no laughing matter! Or is it?

The flight attendant from Texas has lived with type 1 diabetes for 25 years and previously used a tubed insulin pump. Making the switch to Omnipod 5 in 2023, the tubeless, wearable automated insulin delivery system made travelling so much easier. Today, Kesha doesn't have to worry about her infant daughter getting tangled up in tubes or her infusion set getting yanked out by a curious baby.

When she's not caring for her family, Kesha moonlights as a comedian focused on life with diabetes. In an effort to disarm and destigmatize diabetes with humor, Kesha brings light and levity to every scenario she encounters.

Insulet Corporation, 100 Nagog Park, Acton, MA 01720 • 978-600-7000 • insulet.com

Dear Shareholders,

For 25 years, Insulet has been finding a better way, a journey that has taken us from being the market disruptor to the market leader in automated insulin delivery (AID). 2025 was a defining year for Insulet. Guided by our mission to transform the lives of people with diabetes, we delivered exceptional financial performance, expanded global access to Omnipod, advanced innovation across our pipeline, and strengthened our leadership in AID.

Last April, I stepped into the role of President and Chief Executive Officer, and powered by the focus, dedication and rigor of our Insulet colleagues, we built on our momentum, capabilities and commitment to serve Podders, the diabetes community and all our stakeholders. Insulet stands atop one of the fastest-growing segments in medtech as not only the market leader, but the market driver—generating the majority of global category growth and leading in new customer starts across the United States and Europe.

Strong Performance, Durable Growth. 2025 marked our 10th consecutive year of 20% or greater constant currency revenue growth. This durable track record reflects the strength of our profitable recurring revenue business model and the breadth and depth of our competitive moats. Our mission-driven execution, along with the dedication of our Insulet colleagues—‘Team Podd’—have enabled us to deliver lasting value to all of our stakeholders.
We generated approximately $2.7 billion in revenue, growing roughly 30% year over year. Gross margin expanded to 71.6%, operating margin reached 17.5%, and we delivered approximately $375 million in free cash flow—translating top-tier growth into expanding profitability and capital for reinvestment and return.
Growth was broad-based and global. U.S. revenue increased approximately 27%, international revenue grew over 40%, and we added record new customer starts during the year, bringing our global community to more than 600,000 Podders. Each of those starts represents a person with diabetes whose daily burden is lighter because of our technology and solutions.
Innovation That Expands Access. Innovation remains the engine of our growth and the reason we continue to outpace the market. In 2025, we expanded Omnipod 5 into nine additional international markets, strengthened integration with leading CGM partners and enhanced our capabilities to further improve personalization and automation.
We continued advancing our next-generation platform, including meaningful progress on Omnipod 6 and our fully closed-loop offering—innovations designed to simplify therapy, promote ease of use, reduce friction for prescribers, and extend AID to more people.
Our innovation roadmap is clear and deliberate: deliver differentiated technology that improves outcomes while lowering barriers to adoption. This strategic combination is what continues to expand our addressable market and drive our strategic growth trajectory.
Momentum in Type 2 Diabetes. Type 2 diabetes represents one of the most compelling growth opportunities in our category, and we meaningfully accelerated our momentum on this front throughout 2025. We significantly grew new customer starts in U.S. Type 2 year-over-year, enabled by strong clinical outcomes and reinforced by the updated ADA guidelines that now recommend AID as the standard of care.
As the first AID system cleared for Type 2 in the United States, we are uniquely positioned to lead this market expansion. With AID penetration in Type 2 still in the low single digits, we see a substantial runway ahead to make AID available to millions more people with diabetes who can benefit.
Operational Excellence and Global Scale. Our performance is underpinned by operational strength and disciplined investment. In 2025, we expanded our global manufacturing footprint to support accelerating growth, including announcing plans to open a new facility in Costa Rica, scaling production in Malaysia and increasing capacity in Acton.
Our highly automated and scalable supply chain has been built over decades and remains a durable competitive advantage. Our commitment to safety—for our Podders and all who rely on our products—is our highest priority. As demand for Omnipod grows, we are prepared to meet it with operational excellence.
Positioned for the Future. At our Investor Day in November, we outlined a clear financial algorithm for the years ahead: approximately 20% revenue CAGR over the next three years, alongside 100 basis points of annual operating margin expansion. We remain focused on disciplined execution, category-leading innovation and expanding global access.

This outlook is supported by our continued investment in innovation, science, market development, demand generation and manufacturing, balanced with the discipline that has defined our execution over the past several years. We are committed to delivering market-leading financial performance and investing in the next wave of transformative innovation.
We enter 2026 with strong momentum and clear priorities that position us well and give us confidence in achieving our financial goals.
While we are proud of our progress, we are equally inspired by the opportunity in front of us. Millions of people worldwide still lack access to AID technology, and we will continue to innovate, keep people with diabetes at the center of everything we do, and create meaningful impact and enduring value as we find a better way.
I am deeply grateful for the commitment of ‘Team Podd,’ the trust of our customers and the support of our shareholders.
Thank you for your continued confidence.

Sincerely,

Ashley McEvoy President and Chief Executive Officer Insulet Corporation

Notice of Annual Meeting
of Shareholders
Wednesday, May 20, 2026
8:00 a.m., Eastern Time

Your Vote is Important

Whether or not you plan to attend the Annual Meeting virtually via live webcast, you are encouraged to vote your shares prior to the Annual Meeting in one of the following ways:

By Internet, following the instructions on the proxy card;

By telephone, using the telephone number printed on the proxy card; or

By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Votes made by proxy over the phone or on the internet must be received by 11:59 p.m., Eastern Time, on May 19, 2026.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The proxy statement, the Insulet Annual Report on Form 10-K for the year ended December 31, 2025, and the Proxy Card are available at www.proxyvote.com

You are cordially invited to attend the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Insulet Corporation (the “Company”) on Wednesday, May 20, 2026, at 8:00 a.m., Eastern Time. The Annual Meeting will once again be held in a virtual format only, via live webcast, at www.virtualshareholdermeeting.com/PODD2026. Online access to the meeting will begin at 7:45 a.m., Eastern Time.
The Annual Meeting will be held for the following purposes:
1.
To elect three Class I Directors nominated by the Company’s Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal;

2.	To conduct an advisory vote to approve the compensation of certain executive officers as more fully described in the accompanying proxy statement;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
4.	To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on March 23, 2026, as the record date. Only shareholders of record on the record date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.
On or about April 6, 2026, we will mail to our shareholders of record as of March 23, 2026 (other than those who previously requested electronic or paper delivery on an ongoing basis) this Notice of Meeting, proxy statement, and proxy card as well as our Annual Report on Form 10-K.
For further information about how to attend the Annual Meeting and how to submit questions during the live webcast, please see page 62 of the accompanying proxy statement.
Our Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented; we encourage you to vote your shares in advance of the meeting.

Acton, Massachusetts April 6, 2026	By Order of the Board of Directors,

PATRICIA K. DOLAN
Vice President and Secretary

Proxy Statement Summary
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Insulet Corporation (“Insulet” or the “Company”) for use at the Annual Meeting to be held on Wednesday, May 20, 2026, at 8:00 a.m., Eastern Time (the “Annual Meeting”). The Annual Meeting will be held via live webcast at www.virtualshareholdermeeting.com/PODD2026. The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “10-K”), is being made available, together with this proxy statement, to shareholders at www.proxyvote.com.
This summary highlights information related to topics discussed throughout this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Attend our 2026 Annual Meeting of Shareholders Via Live Webcast

Wednesday, May 20, 2026 8:00 AM, Eastern Time
Access to Live Webcast: www.virtualshareholdermeeting.com/PODD2026

How to Vote Prior to the Annual Meeting

Vote by Mail	Vote by Telephone	Vote by Internet
Cast your ballot, sign your proxy card and send by free post	Dial toll-free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com
Complete, sign and date your proxy card, and return it in the postage-paid envelope included in your proxy materials. Your proxy card must arrive by May 19, 2026.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 19, 2026. Have your proxy card in hand when you call and then follow the instructions.
Use the internet to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 19, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

If you attend the Annual Meeting, you may vote your shares electronically during the Annual Meeting even if you have previously returned your proxy card or completed your proxy by phone or on the internet.
Proposals and Voting Recommendations

Proposals	Board Recommendations	Page
Proposal 1: Election of three Class I Directors	✔ FOR each nominee	8
Proposal 2: Say on Pay: Advisory Vote to Approve Executive Compensation	✔ FOR	58
Proposal 3: Ratification of independent registered public accounting firm for fiscal 2026	✔ FOR	59

About Insulet
Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to simplifying life for people with diabetes and other conditions through its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the tubeless disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet’s flagship innovation, the Omnipod 5 Automated Insulin Delivery System, integrates with a continuous glucose monitor to manage blood sugar with no multiple daily injections and zero fingersticks, and can be controlled by a compatible personal smartphone or the Omnipod 5 Controller. Insulet also leverages the unique design of its Pod by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across other therapeutic areas.

INSULET CORPORATION - 2026 Proxy Statement 1

2025 Financial Highlights
Fiscal 2025 was another year of significant growth, as continued strong adoption of our Omnipod® 5 Automated Insulin Delivery (AID) System helped us to exceed $2.7 billion in revenue and year-over-year revenue growth increased 31%. This year represented our tenth consecutive year of 20% or more revenue growth on a constant currency basis*. Our gross margin continued to expand in 2025, increasing 180 basis points from the prior year, and our operating margin of 17.5% reflects an increase of 260 basis points.

REVENUE	GROSS MARGIN	OPERATING MARGIN
$2.7B (30.7% growth)	71.6% (up 180 basis points)	17.5% (up 260 basis points)

* Constant currency revenue growth is a non-GAAP measure. Reconciliations of this measure to the most directly comparable GAAP financial measure are provided in Annex A to this proxy statement.
Our 2025 accomplishments demonstrate our team’s ability to perform in the face of the continued challenges related to global political and macroeconomic conditions. The resiliency and strength of our people and culture is a testament to the loyalty of our customers and the strong value proposition of our differentiated technology. As we balance profitability and strategic investments across our innovation pipeline, sales and marketing capabilities, and global manufacturing operations, we continue to build upon our existing robust foundation for sustainable long-term growth.
Our Culture
We believe that empowered, inspired, and engaged employees do great things. And while we nurture a fast-paced, high-performance environment, it is in service to our purpose of simplifying the lives of people with diabetes, enabling them to live healthier and happier lives. That purpose gives our efforts focus, discipline, and accountability. At Insulet, we are privileged to have employees who truly care about our mission to improve the lives of people with diabetes, with many of our employees having a personal connection to diabetes. We have a responsibility to shape a culture that maximizes the impact of our exceptional employees.
Insulet's Ways of Working are at the heart of our culture and employee experience, with our employees rallying around five key cultural behaviors — Energize, Speak Up, Collaborate, Innovate, and Deliver. These behaviors define how we interact, collaborate, and engage with both one another and our customers. By embedding these Ways of Working in their everyday work, our employees experience a culture that is consistent cross-functionally and across our Company globally. Throughout 2025, we embedded our Ways of Working into Insulet, equipping our people managers with resources, tools, and training to enable them to bring these behaviors to life with their teams. In addition, we have integrated our Ways of Working into our hiring, onboarding, recognition, talent, and performance management practices. We seek to bring these behaviors to life and accelerate their impact, so that the Ways of Working become part of everything we do at Insulet, and all employees can enjoy a culture that inspires and engages them to bring their best selves to work every day.
Insulet is committed to creating a global culture where all employees feel welcomed, respected, and valued. We also nurture a culture where our people can thrive, which enhances retention and employee satisfaction. We achieve this through the emphasis on our Ways of Working, inclusion, culture, engagement and leadership development, and we are proud of our consistently high retention rates and engagement scores.

2 INSULET CORPORATION - 2026 Proxy Statement

Corporate Governance
The data in this Corporate Governance summary reflects the composition of the Board following the 2026 Annual Meeting, assuming the three Class I nominees are elected.
Board of Directors and Board Committees

Name and Principal Occupation	Age	Director Since	Audit Committee	Nominating, Governance and Risk Committee	Talent and Compensation Committee	Science and Technology Committee
Luciana Borio, M.D. Venture Partner, ARCH Venture Partners (Independent)	55	2021			•	•
Wayne A. I. Frederick, M.D. Interim President, Howard University (Independent)	54	2020			•	Chair
Jessica Hopfield, Ph.D. Strategic advisor to healthcare and technology firms (Independent)	61	2015		Chair		•
Robert L. Huffines Founder of The Forest Group, Retired Global Chair of Investment Banking at JP Morgan Chase (Independent)	60	2025	•	•
Ashley A. McEvoy President and Chief Executive Officer, Insulet Corporation	55	2025
Michael R. Minogue President and Chief Executive Officer, Minogue Consulting, LLC (Independent)	59	2017	•
Timothy J. Scannell Retired President and Chief Operating Officer, Stryker Corporation (Independent)	61	2014		•
Timothy C. Stonesifer Chief Financial Officer Alcon Inc. (Independent)	58	2024	Chair
Elizabeth H. Weatherman+ Special Limited Partner, Warburg Pincus (Independent and Board Chair)	66	2022		•	Chair

+ Board Chair   • Committee Member

INSULET CORPORATION - 2026 Proxy Statement 3

Board Composition
The Board of Directors carefully reviews its composition to ensure that it has the right mix of people with diverse perspectives, business and professional experience, as well as high personal and professional integrity, sound judgment and the ability to participate effectively and collegially in Board discussions. Our Directors bring a diverse range of viewpoints, qualifications, backgrounds, skills and experiences, including:
•	seasoned leaders who have held an array of diverse leadership positions in complex, highly regulated businesses (including other medical device organizations);
•	chief executive and other senior leaders in the areas of operations, finance, and technology;
•	deep and diverse experience in public and private companies, academia, non-profit organizations, and other domestic and international businesses; and
•	varied lengths of tenure that provide historical and new perspectives about our Company, strengthening our Board’s oversight capabilities.
Below is a snapshot of our Board as it will be composed immediately following the 2026 Annual Meeting, assuming the three Class I nominees are elected.

Proactive Board Refreshment 4 New Directors Since 2024

4 INSULET CORPORATION - 2026 Proxy Statement

Strong Governance Practices
The Company is committed to good corporate governance, which we believe will help us sustain our success and continue to build long-term shareholder value. To that end, we have in place Corporate Governance Guidelines which are designed to assist the Company and the Board in implementing effective corporate governance practices. The Board believes that good governance requires not only an effective set of specific practices, but also a culture of responsibility throughout an organization. Governance at Insulet is intended to achieve both. The Board also believes that good governance ultimately depends on the quality of an organization’s leadership, and it is committed to recruiting and retaining Directors and officers with proven leadership ability and personal integrity.
The following are highlights of some of our corporate governance policies and practices that serve the long-term interests of the Company and our shareholders.

•  Independent Board Chair

•
Significant Board refreshment – we have added four new Directors to the Board in the last two years

•
All Board Committees consist solely of independent members

•
A Director who does not receive a majority vote in an uncontested election must promptly tender his or her resignation to the Board, which will consider whether to accept the resignation

•
Regular executive sessions of independent Directors

•
Proxy access Bylaw provisions

•
No shareholder rights plan (i.e., no “poison pill”)

•
Director overboarding policy designed to ensure Directors are able to devote sufficient time to the Company

•
Annual Board and committee self-evaluations

•
Proactive, year-round engagement with shareholders

•
One class of voting stock and “one share, one vote” standard

•
Directors have direct access to management

•
Robust executive and Director stock ownership guidelines

•
No hedging or pledging of securities by executives or
Directors is permitted

Shareholder Engagement
We believe that the delivery of sustainable, long-term value requires regular dialogue with, and accountability to, our shareholders. While the Board, through the Nominating, Governance and Risk Committee (the “Governance Committee”), oversees stockholder matters and participates in meetings with stockholders, as appropriate, management has the principal responsibility for stockholder communications and engagement. Accordingly, our management team participates in numerous investor meetings to discuss our business, strategy and financial results. These meetings generally include in-person, telephonic and webcast engagements as well as investor conferences and, from time-to-time, tours of Company facilities. Management also pro-actively reaches out to a number of our stockholders in the “offseason” to discuss governance, executive compensation, sustainability and board refreshment as well as any other topics or trends stockholders may wish to share with us.
We believe that positive, two-way dialogue builds informed relationships that promote transparency and accountability. Management provides written and oral updates on the discussions with stockholders to our Board Chair, to the Talent and Compensation Committee and to the Governance Committee. Each Board committee reviews relevant feedback and determines if additional discussion and actions by the respective committee or the Board are necessary. The Board considers stockholder perspectives, as well as the interests of all stakeholders, when overseeing Company strategy, formulating governance practices and designing compensation programs.

INSULET CORPORATION - 2026 Proxy Statement 5

Executive Compensation
Compensation Objectives and Mix
We design and manage our compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results that drive long-term shareholder value. We believe it is important for our compensation programs to be competitive, maintain a performance and achievement-oriented culture, and align our executives’ interests with those of our shareholders.
The charts below illustrate, for fiscal 2025, the distribution of value among the three elements of direct compensation - base salary, target annual incentive awards and target long-term equity incentive awards - for our current Chief Executive Officer and, on average, for the other named executive officers. The components of the long-term equity incentive awards are also illustrated.

Focus on Performance-Based, Long-Term Compensation. Of target total direct compensation, 92% of our Chief Executive Officer’s compensation, and, on average, 82.5% of our other named executive officers’ compensation was variable, either because it was subject to performance goals, fluctuations in stock price, or both.
Responsible Compensation Practices
Our compensation programs and practices demonstrate our commitment to responsible pay and governance principles. We evaluate our compensation programs and practices regularly and we modify them to address evolving best practices. The following table highlights some of the practices we have adopted, and those we have avoided, to serve the long-term interests of our shareholders.

What We Do		What We Don’t Do
✔	Solicit shareholder feedback on our programs	✘	No employment agreements with executives
✔	Set robust stock ownership guidelines	✘	No excise tax gross up provisions
✔	Have double-trigger provisions for change-in-control benefits	✘	No defined pension benefit programs
✔	Have a compensation recoupment (“clawback”) policy	✘	No excessive executive perquisites
✔	Include caps on annual incentive payments	✘	No cash severance in excess of 2x salary and bonus
✔	Engage independent compensation consultant	✘	No hedging or pledging of Company securities
✔	Conduct annual compensation risk assessment	✘	No “single trigger” change-in-control benefits
✔	Use multiple financial measures as well as a strategic measure to determine incentive payouts	✘	No stock option repricing
✔	Leverage performance-contingent long-term incentives

6 INSULET CORPORATION - 2026 Proxy Statement

Our Sustainability Progress
Insulet is passionate about our mission to simplify and improve the lives of people living with diabetes. Along with our focus on positively impacting the diabetes community, we are committed to responsible and sustainable growth as a company. Our vision to “Deliver growth with purpose: innovating to improve lives and preserve our planet” guides our efforts to grow sustainably and maximize our positive impacts. We have embraced a holistic approach to sustainability that considers a full range of environmental, social, and governance (“ESG”) topics and their related impacts on our operations, supply chain, internal and external stakeholders, and our planet.
Our Vice President, Global Sustainability and Chief Sustainability Officer (“CSO”) leads the implementation of our comprehensive multi-year sustainability strategy. This strategy focuses on three pillars – Resilient Operations, Sustainable Product Innovation, and People and Communities – and establishes an integrated approach for growing responsibly, building on existing capabilities, and setting the foundation for even greater impact on behalf of the global diabetes community. We publish an annual Sustainability Report; each year our Report evolves as we progress in our journey.
We recognize that our products and operations impact our planet, and we are taking thoughtful steps to reduce our environmental footprint. To divert our products from landfills, we operate regional Pod takeback programs around the globe. Through these programs, customers can return their used Pods for recycling and responsible disposal. In 2025, we continued our established Pod takeback programs in Europe, Canada and Australia. We also completed the national expansion of our U.S. pod recycling program, which is now available in all 50 states and the District of Columbia. We look forward to expanding product takeback options in other regions as Insulet grows and considers novel recycling or reuse processes based on local regulations and available services.
We are also actively working to improve efficiency in our facilities, conserve our use of natural resources, and prepare ourselves for the transition to a low-carbon economy. At our corporate headquarters in Acton, Massachusetts, we have active solar arrays, and at our Malaysia plant we generate renewable energy using rooftop solar panels to make the local electricity grid more sustainable and resilient. We continue to explore additional opportunities to invest in clean energy projects. We have installed charging stations for electric vehicles at multiple sites. Additionally, our Malaysia facility has efficient technology for lighting, heating, and water consumption including a rainwater harvesting system.
In 2025, we worked diligently to further embed our sustainability strategy into our policies, processes, and goals. Our Code of Business Conduct and Ethics, Supplier Code of Conduct, and Human Rights Statement set the foundation for our human rights commitment and compliance with applicable laws and regulations, including the California Supply Chain Act and the U.K. Modern Slavery Act. We continued to operationalize sustainability while still maintaining our focus on enhancing transparency, preserving stakeholder trust, and creating value. Insulet for Good is the Company’s global employee engagement program that aligns charitable giving and volunteerism with Insulet’s social impact priorities and business values. Through structured volunteer opportunities and an employee matching gift program, Insulet empowers employees to contribute time and resources to causes they care about while amplifying impact in the communities we serve. By fostering purpose-driven engagement, Insulet for Good strengthens our culture, supports talent attraction and retention, and reinforces our long-term commitment to improving lives. We continue to explore opportunities to establish ambitious sustainability targets, and we plan to disclose our progress against these goals in the future.
Sustainability Governance
Reporting to the Senior Vice President, General Counsel, our Vice President, Global Sustainability and CSO leads our sustainability strategy and maintains responsibility for our ESG practices, as described above. This role fosters cross-functional collaboration and drives our commitment to deliver growth with purpose. Insulet’s Executive Leadership Team and Global Sustainability Team own, implement, and track the Company’s sustainability strategy and efforts in collaboration with every major business function and with oversight from the Board, with particular focus by the Nominating, Governance and Risk Committee. The CSO generally meets with the Nominating, Governance and Risk Committee twice per year to report on ESG matters, including our holistic approach to sustainable development. The Board generally receives an annual update from the CSO and may also discuss specific material topics, such as climate change and product stewardship.

INSULET CORPORATION - 2026 Proxy Statement 7

Proposal 1 Election of Directors
The Company’s Certificate of Incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. At this year’s Annual Meeting, the shareholders will elect three Class I Directors. The Class I Directors currently consist of Luciana Borio, Michael R. Minogue and Timothy C. Stonesifer. Accordingly, the Board of Directors, consistent with the recommendation of the Nominating, Governance and Risk Committee, has nominated each of the following to be elected to the Board of Directors as a Class I Director, to hold office until the Annual Meeting of Shareholders to be held in 2029, and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal:
Director Nominees

Name	Age	Director Since	Current Positions	Independent	Committee Memberships
Luciana Borio	55	2021	Venture Partner, ARCH Venture Partners	✔	Talent and Compensation Committee Science and Technology Committee
Michael R. Minogue	59	2017	President and Chief Executive Officer Minogue Consulting, LLC and Heartwork Capital, LLC	✔	Audit Committee
Timothy C. Stonesifer	58	2024	Chief Financial Officer, Alcon Inc.	✔	Audit Committee (CHAIR)

Following the Annual Meeting, the Board of Directors will also include:
•	Three Class II Directors (Wayne A. I. Frederick, Robert L. Huffines and Timothy J. Scannell), whose terms expire at the Annual Meeting of Shareholders to be held in 2027; and
•	Three Class III Directors (Ashley A. McEvoy, Jessica Hopfield and Elizabeth H. Weatherman), whose terms expire at the Annual Meeting of the Shareholders to be held in 2028.
The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of Director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named herein (or, if any nominee should for any reason be unable or unwilling to serve, for such other person as the Board of Directors may recommend).
Assuming a quorum is present at the Annual Meeting, the three nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting will be elected as Class I Directors. However, in accordance with the Company’s majority voting policy, in the event that a nominee receives a greater number of “withhold” votes than votes “for” his or her election, such nominee shall tender his or her written resignation to the Board Chair and such resignation will be considered by the Nominating, Governance and Risk Committee and the Board of Directors. For additional information, see “Governance of the Company – Governance Policies and Procedures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THE THREE CLASS I DIRECTOR NOMINEES LISTED ABOVE.

8 INSULET CORPORATION - 2026 Proxy Statement

Set forth below is certain biographical information concerning our Director nominees, including the experiences, qualifications, attributes, or skills that caused the Nominating, Governance and Risk Committee and the Board of Directors to determine that the person should serve as a Director of the Company. Following the biographical information is a chart that categorizes various skill sets for each member of the Board.

  Class I Director Nominees – Term expires at the 2026 Annual Meeting

Age 55 Independent Director Since October 2021 Committees Talent and Compensation Science and Technology
Luciana Borio, M.D.

KEY EXPERIENCES AND QUALIFICATIONS

Dr. Borio, who is NACD Directorship certified, has served on our Board of Directors since October 2021. She is a venture partner at ARCH Venture Partners (ARCH) where she advises on new investment opportunities related to drugs and biologics manufacturing, clinical trials, novel therapies, and areas with large unmet clinical needs. Dr. Borio is also an adjunct faculty member at Johns Hopkins Hospital and a senior fellow for Global Health at the Council on Foreign Relations. Dr. Borio is a specialist in biodefense, emerging infectious diseases, medical product development, and complex public health emergencies. In 2020, she served as a member of the President’s Transition COVID-19 Advisory Board. From 2019 to 2020, Dr. Borio was Senior Vice President at In-Q-Tel, an independent, non-profit, strategic investment firm. From 2017 to 2019, she was Director for Medical and Biodefense Preparedness Policy at the National Security Council. From 2009 to 2017, Dr. Borio held roles of increasing responsibility at the U.S. Food and Drug Administration, including Acting Chief Scientist and Assistant Commissioner for Counterterrorism Policy. While at the FDA, Dr. Borio helped develop and execute the FDA’s medical countermeasures and public health responses to the 2009 H1N1 flu pandemic, the 2014 Ebola epidemic, and the 2015 Zika outbreak. Dr. Borio also served on the World Health Organization’s Emergency Preparedness and Response Scientific Advisory Group. She earned a Doctor of Medicine from George Washington University School of Medicine and a Bachelor of Science in Zoology from George Washington University. With her medical and public health background as well as her experience at the FDA, Dr. Borio brings exceptional regulatory and scientific perspective.

OTHER CURRENT PUBLIC COMPANY BOARDS

Eagle Pharmaceuticals, Inc.

INSULET CORPORATION - 2026 Proxy Statement 9

Age 59 Independent Director Since August 2017 Committees Audit
Michael R. Minogue

KEY EXPERIENCES AND QUALIFICATIONS

Mr. Minogue has served on our Board of Directors since August 2017. He is the President and CEO of Minogue Consulting, LLC and Heartwork Capital, LLC, providing services for executive teams, boards and college students through leadership development programs, speaking engagements and one-on-one mentoring and investing in companies elevating the standard of care in medicine. From 2004 until its sale in December 2022, Mr. Minogue served as Chairman of the Board, President and Chief Executive Officer of Abiomed, Inc., a global leader in healthcare technology and innovation. Prior to joining Abiomed, he spent 11 years with General Electric Healthcare, where he held numerous leadership roles and holds three patents. Mr. Minogue served as a director of the Advanced Medical Technology Association (AdvaMed), a medical device industry association, from 2007 to 2023, serving as Chairman from 2021 to 2023. In addition, he has served on the Boards of Directors of LifeCell, Bioventus and the Medical Device Innovation Consortium (MDIC) and as Chairman of the Governor’s Advisory Council on Veterans’ Services for the Commonwealth of Massachusetts. Mr. Minogue cofounded and is a director of the Mike and Renee Minogue Foundation and MedTechVets, a 501(c)(3) nonprofit organization that helps military veterans network with industry mentors to discover career opportunities in the medtech industry. Mr. Minogue served as an officer in the U.S. Army, receiving multiple distinctions, including Airborne, Ranger, Desert Storm veteran and a Bronze Star. He received a Bachelor of Science in Engineering Management from the United States Military Academy at West Point and an MBA from the University of Chicago Graduate School of Business. Mr. Minogue brings distinguished senior executive leadership experience in the healthcare technology industry as well as direct experience driving innovation and product development.

FORMER PUBLIC COMPANY BOARDS

Abiomed, Inc.

Age 58 Independent Director Since January 2024 Committees Audit (Chair)
Timothy C. Stonesifer

KEY EXPERIENCES AND QUALIFICATIONS

Mr. Stonesifer has served on our Board of Directors since January 2024. Since April 2019, he has been the Chief Financial Officer at Alcon Inc. Prior to joining Alcon, he served as Executive Vice President and Chief Financial Officer at Hewlett Packard Enterprise Corporation from November 2015 through September 2018. Prior to that role, Mr. Stonesifer was the Senior Vice President and Chief Financial Officer, Enterprise Group at HP since 2014. Before joining HP, he served as Chief Financial Officer of General Motors’ International Operations from 2011 to 2014. Previously, he served as Chief Financial Officer of Alegco Scotsman, a storage company, from 2010 to May 2011; Chief Financial Officer of Sabic Innovative Plastics (formerly GE Plastics) from 2007 to 2010; and various other positions at General Electric since joining the company in 1989. Mr. Stonesifer holds a Bachelor of Arts in Economics from the University of Michigan. Mr. Stonesifer brings to Insulet’s Board an international perspective as well as significant financial expertise.

10 INSULET CORPORATION - 2026 Proxy Statement

Continuing Class II Directors – Term expires at the 2027 Annual Meeting

Age 54 Independent Director Since October 2020 Committees Talent and Compensation Science and Technology (Chair)
Wayne A.I. Frederick, M.D.

KEY EXPERIENCES AND QUALIFICATIONS

Dr. Frederick has served on our Board of Directors since October 2020. Since September 2025, he has served as Interim President of Howard University. Dr. Frederick is the President Emeritus of Howard University, having previously served as the President from July 2014 to September 2023. From November 2024 to August 2025, Dr Frederick was the Interim Chief Executive Officer of the American Cancer Society and its advocacy affiliate, the American Cancer Society Cancer Action Network (ACS CAN). Dr. Frederick is also the distinguished Charles R. Drew Professor of Surgery at the Howard University College of Medicine. Prior to being appointed President of Howard in 2014, Dr. Frederick served as Howard’s Provost and Chief Academic Officer. Dr. Frederick is a practicing cancer surgeon, distinguished researcher and scholar, and the author of numerous peer-reviewed articles, book chapters, abstracts, and editorials. A widely recognized expert in the fields of health care disparities and medical education, his medical research focuses on reducing racial, ethnic, and gender disparities in cancer care outcomes, with a particular emphasis on gastrointestinal cancers. Throughout his career, Dr. Frederick has received numerous recognitions, including the Distinguished Alumnus Award from the University of Texas MD Anderson Cancer Center. In 2021, he was recognized by the Carnegie Corporation of New York as one of 34 naturalized citizens honored for their contributions to strengthening the United States. Dr. Frederick currently serves on the boards of Agostini Limited, Humana, Inc., Tempus AI, Inc. and Workday, Inc. and served on the American Cancer Society Board before assuming the role of Interim Chief Executive Officer. He is an active member of several professional associations, including the American Surgical Association and the American College of Surgeons. Recently, he was appointed senior independent director of Mutual of America and also serves as Senior Advisor for Blackstone Inc. He received his Bachelor of Science, Doctor of Medicine, and Master of Business Administration from Howard University. Dr. Frederick’s vast experience in medical research, healthcare academics, and business administration brings valuable insights to Insulet’s Board.

OTHER CURRENT PUBLIC COMPANY BOARDS

Agostini Limited
Humana Inc.
Tempus AI, Inc.
Workday, Inc.

FORMER PUBLIC COMPANY BOARDS

Forma Therapeutics Holdings, Inc.

INSULET CORPORATION - 2026 Proxy Statement 11

Age 60 Independent Director Since October 2025 Committees Audit Nominating, Governance and Risk
Robert L. Huffines

KEY EXPERIENCES AND QUALIFICATIONS

Mr. Huffines has served on our Board of Directors since October 2025. Mr. Huffines is the co-founder of The Forest Group, a nonprofit organization dedicated to improving the mental health of children in underserved communities. From 2017 to 2024, Mr. Huffines served as global chair, investment banking of J.P. Morgan Chase & Co., a global financial services firm. From 2011 to 2017, he was the vice chair of investment banking and from 2002 to 2010, he was the co-head of the global healthcare investment banking group at J.P. Morgan. From 1992 to 2002, Mr. Huffines served in various positions in the healthcare mergers and acquisitions and healthcare industry groups at J.P. Morgan. Prior to joining J.P. Morgan, Mr. Huffines worked at Alex Brown & Sons, specializing in equity financing and advisory assignments for emerging growth companies. He is currently a member of the board of directors of Becton, Dickinson and Company, a global medical technology company, Eikon Therapeutics, a California-based biotechnology company, the Hastings Center for Biomedical Ethics, an independent, non-profit, nonpartisan bioethics research institute, and Nextech Invest Ltd., a cancer-focused venture capital firm headquartered in Zurich, Switzerland. Mr. Huffines previously served on the Board of Directors of Walgreens Boots Alliance. Mr. Huffines earned an M.B.A. from the University of Virginia Darden School of Business, where he received the Faculty Award for academic excellence, and a B.A. from the University of North Carolina at Chapel Hill in English and Economics. Mr. Huffines brings to the Board more than 30 years of experience advising healthcare companies on strategy, mergers and acquisitions, divestitures and financing.

OTHER CURRENT PUBLIC COMPANY BOARDS

Becton, Dickinson and Company
Eikon Therapeutics, Inc.

FORMER PUBLIC COMPANY BOARDS

Walgreens Boots Alliance, Inc.

Age 61 Independent Director Since August 2014 Committees Nominating, Governance and Risk
Timothy J. Scannell

KEY EXPERIENCES AND QUALIFICATIONS

Mr. Scannell has served on our Board of Directors since August 2014 and as our Board Chair from January 2019 to December 2025. From October 2021 to March 2023, he served as an Executive Advisor at Stryker Corporation, a leading medical technology company that offers innovative products and services in orthopaedics, medical and surgical, and neurotechnology and spine that help improve patient and hospital outcomes. From August 2018 to September 2021, he served as the President and Chief Operating Officer at Stryker, and from 2009 to August 2018, he served as a Group President overseeing Stryker’s MedSurg and Neurotechnology divisions. From 1990 to 2009, Mr. Scannell served in a number of roles at Stryker, including a range of sales and marketing leadership roles, Vice President and General Manager of Stryker’s Biotech division and President of Stryker’s Spine business. Mr. Scannell holds a Bachelor of Business Administration and a Master of Business Administration from the University of Notre Dame. He brings extensive strategic, organizational, and operational skills and experience.

OTHER CURRENT PUBLIC COMPANY BOARDS

NovoCure Limited
Masimo Corporation

FORMER PUBLIC COMPANY BOARDS

Exact Sciences Corporation
Molekule Group, Inc.
Renalytix plc

12 INSULET CORPORATION - 2026 Proxy Statement

Continuing Class III Directors – Term expires at the 2028 Annual Meeting

Age 61 Independent Director Since July 2015 Committees Nominating, Governance and Risk (Chair) Science and Technology
Jessica Hopfield, Ph.D.

KEY EXPERIENCES AND QUALIFICATIONS

Dr. Hopfield, who is NACD Directorship certified, has served on our Board of Directors since July 2015 and served as our Lead Independent Director from August 2016 through December 2018. Dr. Hopfield is a distinguished healthcare executive and diabetes expert with over two decades of experience in the medical and healthcare fields. She is a strategic advisor and investor in healthcare and technology firms seeking to commercialize innovative intellectual property. Since 2010, Dr. Hopfield has been the principal at J Hopfield Consulting, providing guidance and executive coaching to start-up technology firms. She is the former Chair of the Board of Trustees of the Joslin Diabetes Center. From 1995 to 2009, Dr. Hopfield was a Partner at McKinsey & Company in their global pharmaceuticals and medical devices practice where she served clients across the pharmaceutical, biotech, medical device and consumer industries with a focus on strategy, R&D management and marketing. She also previously held management positions at Merck Sharp & Dohme Corp. in clinical development, outcomes research, and marketing. Dr. Hopfield serves on the Board of Directors of Editas Medine, a gene editing company focused on developing transformative medicines. She previously served on the Board of Directors of Maravai LifeSciences Holdings, Inc., PhenomeX Inc. and Radius Health, Inc. Dr. Hopfield earned a Bachelor of Science from Yale College, an MBA from the Harvard Business School as a Baker Scholar, and a Doctor of Philosophy in Neuroscience/Biochemistry from The Rockefeller University. Along with her scientific background, Dr. Hopfield brings proven experience in the diabetes field, along with vast executive and consulting experience in the healthcare, pharmaceutical, and medical device industries.

OTHER CURRENT PUBLIC COMPANY BOARDS

Editas Medicine, Inc.

FORMER PUBLIC COMPANY BOARDS

PhenomeX Inc.
Radius Health, Inc.
Maravai LifeSciences Holdings, Inc.

Age 55 Director Since April 2025
Ashley A. McEvoy

KEY EXPERIENCES AND QUALIFICATIONS

Ms. McEvoy has served on our Board and as our President and Chief Executive Officer since April 2025. She is the former Executive Vice President, Worldwide Chairman of MedTech at Johnson & Johnson, a position she held from 2018 to 2023. In this role, Ms. McEvoy had responsibility for the company’s surgery, orthopaedics, interventional solutions, and eye health businesses. During her tenure at J&J, Ms. McEvoy led significant and diverse businesses with a global footprint, driving strategic investments in innovation platforms and commercial executions that delivered significant growth for J&J’s MedTech business. At J&J, Ms. McEvoy was Company Group Chairman, Consumer Medical Devices from 2014 to 2018 and Company Group Chairman, Vision Care from 2012 to 2014. Ms. McEvoy also led J&J’s global suture products business as Worldwide President, Ethicon Products from 2009 to 2011, served as President, McNeil Consumer Healthcare from 2006 to 2009, and served as Vice President, Marketing and General Manager, McNeil Labs from 2003 to 2006. She joined J&J in 1996 as an Assistant Brand Manager, having previously worked in advertising at both Grey Advertising and J. Walter Thompson (now Wunderman Thompson). Ms. McEvoy previously served on the Board of Trustees of the Children’s Hospital of Philadelphia. Ms. McEvoy earned a Bachelor of Arts in Communications and Business from the University of Pennsylvania. Ms. McEvoy brings to the Board a breadth of leadership, strategy, and risk management experience.

OTHER CURRENT PUBLIC COMPANY BOARDS

The Procter and Gamble Company

INSULET CORPORATION - 2026 Proxy Statement 13

Age 66 Independent Director Since February 2022 Board Chair Committees Talent and Compensation (Chair) Nominating, Governance and Risk
Elizabeth H. Weatherman

KEY EXPERIENCES AND QUALIFICATIONS

Elizabeth Weatherman has served on our Board of Directors since February 2022 and as our Board Chair since December 2025. She has been a Special Limited Partner of Warburg Pincus since January 2016. Ms. Weatherman joined Warburg Pincus in 1988 and led the firm’s Healthcare Group from 2008 to 2015, serving as a Managing Director and a member of the firm’s Executive Management Group. Ms. Weatherman serves as a director of Royalty Pharma, as a director of Stanford Health Care, as a trustee of Stanford University and as a trustee and chair of the Investment Committee of Mount Holyoke College. Ms. Weatherman earned a BA in English from Mount Holyoke College and an MBA from the Stanford Graduate School of Business. With her extensive healthcare investment knowledge as well as her experience on the boards of other public medical device companies, Ms. Weatherman brings strong strategic, industry and governance perspectives.

OTHER CURRENT PUBLIC COMPANY BOARDS

Royalty Pharma

FORMER PUBLIC COMPANY BOARDS

Nevro Corp.
Silk Road Medical, Inc.
Vapotherm, Inc.
Wright Medical Group, N.V

14 INSULET CORPORATION - 2026 Proxy Statement

INSULET CORPORATION - 2026 Proxy Statement 15

Governance of the Company
Our Board of Directors
The business and affairs of the Company are managed under the direction of our Board of Directors, which currently consists of nine members. The Board has four standing committees: an Audit Committee, a Nominating, Governance and Risk Committee (“Governance Committee”), a Talent and Compensation Committee, and a Science and Technology Committee. Each of these committees operates under a written charter that it reviews at least annually. These charters, which have been approved by the Board, are available in the Corporate Governance section of the Company’s website at http://www.insulet.com. Additional details concerning the role and structure of the Board are contained in the Board’s Corporate Governance Guidelines, which can be found in the Corporate Governance section of the Company’s website at http://www.insulet.com.

  Board Independence
The Board has determined that each of our Directors, other than Ashley A. McEvoy, our President and Chief Executive Officer, are independent within the meaning of the director independence standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). Those independent Directors are: Luciana Borio, Wayne A. I. Frederick, Jessica Hopfield, Robert L. Huffines, Michael R. Minogue, Timothy J. Scannell, Timothy C. Stonesifer, and Elizabeth H. Weatherman. The Audit Committee, Governance Committee, and Talent and Compensation Committee each consist solely of independent Directors.

  Board Leadership Structure
The Board regularly assesses its leadership structure to determine the appropriate leadership for the Company. Based on the Board’s most recent assessment, the Board determined that the most advantageous leadership structure for the Company and its shareholders is to continue to have an independent, non-employee Director serve as the Board Chair. In December 2025, Ms. Weatherman assumed the role of Board Chair, a role previously held by Mr. Scannell.
The Board Chair is responsible for, among other things, coordinating with the Chief Executive Officer on the creation of the agenda for each meeting, providing input regarding the materials provided to the Board in advance of each meeting, ensuring that topics at each meeting are effectively covered, chairing executive sessions of the Board, acting as the principal liaison between the independent Directors and management, and serving as the focal point for shareholder requests addressed to the independent Directors. Additionally, pursuant to the Company’s Bylaws and Corporate Governance Guidelines, the Board Chair is responsible for, among other things, receiving Board member resignation letters, calling special meetings, and presiding at Board meetings.
The Company does not have a policy as to whether the same person should serve as both Chief Executive Officer and Board Chair. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes provides the most appropriate leadership for the Company at that time. The Board believes its current leadership structure, which includes an independent Board Chair, supports the CEO in driving the Company’s growth and objectives and is the preferable Board leadership structure for the Company at this time. The Board recognizes that, depending on the circumstances, different Board leadership structures may be appropriate in the future.

  Director Qualifications
The Governance Committee is responsible for reviewing with the Board from time to time the appropriate qualities, skills, and characteristics desired of members of the Board in the context of the needs of the business and current make-up of the Board. The Governance Committee must be satisfied that each committee-recommended nominee has high personal and professional integrity, demonstrated exceptional ability and judgment, a broad experience base or an area of particular expertise or experience that is important to the long-term success of the Company, a background that is complementary to that of existing Directors so as to provide management and the Board with a diversity and freshness of views, a level of self-confidence and articulateness to participate effectively and cooperatively in Board discussions, the willingness and ability to devote the necessary time and effort to perform the duties and responsibilities of Board membership, and the experience and ability to bring informed, thoughtful and well-considered opinions for the benefit of all shareholders to the Board and management.
In addition to these minimum qualifications, the Governance Committee will recommend that the Board select persons for nomination to help ensure that (i) a majority of the Board is “independent,” in accordance with the standards established by Nasdaq, (ii) at least one member of the Audit Committee has the experience, education and other qualifications necessary to qualify as an “audit committee financial expert,” as defined by U.S. Securities and Exchange Commission (“SEC”) rules, (iii) the Audit Committee, the Talent and Compensation Committee and the Governance Committee are each composed entirely of independent Directors, and (iv) each member of the Audit Committee is able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Finally, in addition to any other standards the Governance Committee may deem appropriate for the overall structure and composition of the Board, the Governance Committee may consider whether a nominee has direct experience in the industry or in the markets in which the Company operates.

16 INSULET CORPORATION - 2026 Proxy Statement

  Board Refreshment and Director Skills Assessments
At least annually, the Board reviews the skills of its members, as well as the overall composition of the Board, in order to ensure that the Board maintains the diverse set of skills, attributes, experience, perspectives, and breadth of knowledge that is necessary to effectively oversee the Company’s business and strategy. The Board’s continued focus on refreshment has resulted in the addition of four new Directors since the beginning of 2024.
•
In October 2025, the Board appointed Robert L. Huffines to the Board. Mr. Huffines is the former Global Chair of Investment Banking at JP Morgan Chase & Co. and brings over 30 years of distinguished experience advising healthcare companies at one of the world’s leading financial institutions. He brings strategic insight and deep industry knowledge which will be instrumental as the Company accelerates its growth and continues delivering sustainable value to our shareholders, communities, partners and the patients we serve.

•
In April 2025, the Board appointed Ashley A. McEvoy to the Board in connection with her appointment as President and Chief Executive Officer. Ms. McEvoy was with Johnson & Johnson for over 25 years, most recently as the Executive Vice President, Worldwide Chairman of MedTech, a position she held from 2018 to 2023. Ms. McEvoy brings to the Board and the Company a breadth of leadership, strategy, and risk management experience across her roles at J&J, where she led significant and diverse businesses with a global footprint, driving strategic investments in innovation platforms and commercial executions that delivered significant growth for J&J’s MedTech business.

•
In January 2024, the Board appointed Timothy C. Stonesifer to the Board. Mr. Stonesifer has been the Chief Financial Officer at Alcon Inc. since 2019. He has served as Chief Financial Officer of numerous organizations, including, among others, Hewlett-Packard Enterprises and General Motors International Operations. Mr. Stonesifer brings to the Board financial acumen, operational experience, deep experience in capital markets transactions as well as senior executive leadership and international experience.

•
In January 2024, the Board appointed Flavia H. Pease to the Board. Ms. Pease brought to the Board an international perspective, financial acumen and business development experience. Ms. Pease resigned from the Board in September 2025 to assume the role of Chief Financial Officer of the Company. Her decision to step down from the Board did not involve any disagreement with other Board members or with management. While Ms. Pease previously served as a member of the Audit Committee, at the time she resigned, she did not serve on any committees of the Board.

  Meeting Attendance
The Board met 6 times during the fiscal year ended December 31, 2025. During the fiscal year ended December 31, 2025, no Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the committees of the Board on which they served. The Company’s policy is that all Directors are encouraged to attend the Annual Meeting of Shareholders. Every Director then in office attended the Annual Meeting of Shareholders held in 2025.

  Board Committees
The following table sets forth the current membership and chairs of the three statutory committees of the Board as well as the number of meetings held by each committee in fiscal 2025. In addition to the statutory committees listed below, the Board has a Science and Technology Committee, consisting of Dr. Frederick (Chair), Dr. Borio, and Dr. Hopfield.

Committee
Name	Audit	Nominating, Governance and Risk	Talent and Compensation
Luciana Borio			•
Wayne A.I. Frederick		•	•
Jessica Hopfield		Chair
Robert L. Huffines	•	•
Michael R. Minogue	•
Timothy J. Scannell		•
Timothy C. Stonesifer	Chair
Elizabeth H. Weatherman		•	Chair
Number of Meetings Held in Fiscal 2025	8	5	7

INSULET CORPORATION - 2026 Proxy Statement 17

AUDIT COMMITTEE

Members: Timothy C. Stonesifer (Chair), Robert L. Huffines, and Michael R. Minogue
Roles and Responsibilities
The Audit Committee, among other functions,
•
oversees the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, and takes, or recommends that the Board take, appropriate action to oversee the qualifications, independence and performance of the Company’s independent auditors, and

• prepares the Audit Committee Report for inclusion in this and subsequent proxy statements in accordance with applicable rules and regulations.

The Board has determined that each member of the Audit Committee meets the independence and other requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that each member of the Audit Committee is financially literate and that each qualifies as an “audit committee financial expert” under SEC rules.

NOMINATING, GOVERNANCE AND RISK COMMITTEE

Members: Jessica Hopfield (Chair), Robert L. Huffines, Timothy J. Scannell, and Elizabeth H. Weatherman
Roles and Responsibilities
The Nominating, Governance and Risk Committee (Governance Committee), among other functions,
•	identifies individuals qualified to become Board members,
•	recommends that the Board select the Director nominees for election at each Annual Meeting of Shareholders,
•	periodically reviews and recommends to the Board any changes to the Company’s Corporate Governance Guidelines,
•	reviews matters relating to regulatory compliance,
•	reviews the Company’s ESG and sustainability initiatives,
•	discusses the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management, and
•	reviews and monitors the Company’s cybersecurity policies and practices.

The Board has determined that each member of the Governance Committee meets the independence requirements promulgated by Nasdaq. As described below in the section entitled “Governance Policies and Procedures,” the Governance Committee will consider Director nominees recommended by shareholders. For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.insulet.com.

TALENT AND COMPENSATION COMMITTEE

Members: Elizabeth H. Weatherman (Chair), Luciana Borio, and Wayne A.I. Frederick
Roles and Responsibilities
The Talent and Compensation Committee, among other functions discharges the Board’s responsibilities relating to compensation of the Company’s Directors and executive officers,
•	oversees the Company’s overall compensation programs,
•	oversees talent and culture development, and
•	prepares the Compensation Committee Report required to be included in this and subsequent proxy statements.

The Board has determined that each member of the Talent and Compensation Committee meets the independence requirements promulgated by Nasdaq. See the section entitled “Compensation Decision Making Process” in the Compensation Discussion and Analysis portion of this proxy statement for a more detailed description of the policies and procedures of the Talent and Compensation Committee. No member of the Talent and Compensation Committee was an employee or former employee of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure herein.

18 INSULET CORPORATION - 2026 Proxy Statement

Governance Policies and Procedures

  Executive Sessions of Independent Directors
Independent members of the Board meet without the non-independent Directors of the Company following all regularly scheduled Board meetings and occasionally at specially called meetings arranged by our independent Board Chair. These executive sessions include only those Directors who meet the independence requirements promulgated by Nasdaq. Elizabeth H. Weatherman, as Board Chair, is responsible for chairing these executive sessions.

  Succession Planning
The Board views ensuring thoughtful, seamless, and effective transitions of leadership to be a primary responsibility of the Board. The Board and Governance Committee periodically review succession planning for our Chief Executive Officer. Our Chief Executive Officer periodically discusses with the Board recommendations and evaluations of potential successors, including in the event of an emergency, and reviews development plans, if any, recommended for such individuals. The Talent and Compensation Committee also reviews succession plans for the entire Executive Leadership team, discussing individuals identified as emergency successors and individuals zero to three moves of readiness away. Most recently, following thoughtful deliberation, in April 2025, the Board executed on its succession plan and appointed a new Chief Executive Officer.

  Board and Committee Assessments
Each year, the Governance Committee, together with the Board Chair, oversees an annual evaluation process. The evaluations help inform the Committee’s discussions regarding Board succession planning and refreshment and complement the Committee’s evaluation of the size and composition of the Board. The Board also recognizes that a robust and constructive evaluation process is an important part of good corporate governance, Board effectiveness and promotion of continuous improvement. The annual self-assessment evaluates the performance of the Board and its committees in accordance with a procedure established by the Governance Committee. In 2025, in addition to the Board Chair having individual discussions with each Board member, the Board and each Board committee completed anonymous written questionnaires that requested ratings as well as subjective comments in key areas and solicited input for areas of development. The results were compiled and discussed by the Board and each committee, as applicable, and changes in practices or procedures were considered and implemented as appropriate. The evaluation results were reviewed in detail by the Board Chair, who led a discussion with the Board highlighting both areas of strength and areas of opportunity.

  Risk Oversight
The Board is responsible for overseeing the Company’s risk assessment and management function, considering the Company’s major financial risk exposures, and evaluating the steps that the Company’s management has taken to monitor and control such exposures. For example, the Board receives regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and reputational risks. In particular, the Board reviews cybersecurity risks and incidents as well as other risks and incidents relevant to our information technology system controls and security. The Board also reviews the risks associated with the Company’s strategic plan and discusses the appropriate levels of risk in light of the Company’s business objectives. This is done through an annual strategy review process and throughout the year as part of the Board’s ongoing review of corporate strategy.
The various Committees of the Board are also responsible for monitoring and reporting to the Board on risks associated with their respective areas of oversight. The Audit Committee, among other things, oversees the management of market and operational risks that could have a financial impact, such as those relating to internal controls, the integrity of the Company’s financial statements and financial liquidity. The Talent and Compensation Committee oversees risks associated with the Company’s compensation practices and programs. The Governance Committee oversees risks relating to the Company’s corporate governance practices, including Director independence and the breadth of skills of Directors serving on the Board, succession planning for the Chief Executive Officer, and matters relating to regulatory and legal compliance, sustainability, and cybersecurity. In connection with its oversight responsibilities, each Committee often meets with the members of management who are primarily responsible for the management of risk in their respective areas, including, among others, the Company’s Chief Financial Officer, General Counsel, Chief Human Resources Officer, Chief Sustainability Officer, Chief Compliance Officer, Chief Information Security Officer, Vice President of Internal Audit and other senior leaders throughout the Company.

  Director Overboarding Policy
As provided in our Corporate Governance Guidelines, the Board has established an overboarding policy to help ensure a Director’s service on other public company boards does not impair the Director’s ability to effectively serve on our Board. To that end, the Board believes that Directors who serve as the chief executive officer of any business corporation (including the Company) should not serve on more than two public company boards (inclusive of our Board), that members of the Audit Committee should not serve on more than three public company boards (inclusive of our Board), and that all other Directors should not serve on more than four public company boards (inclusive of our Board).

INSULET CORPORATION - 2026 Proxy Statement 19

  Code of Conduct and Ethics
The Company has adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, that applies to all of the Company’s Directors and employees worldwide, including its principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. A current copy of the Company’s Code of Business Conduct and Ethics is available in the Investor Relations section of the Company’s website at http://www.insulet.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon a request directed to: Insulet Corporation, 100 Nagog Park, Acton, Massachusetts 01720, Attention: Secretary. The Company intends to disclose any amendment to, or waiver of, a provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, by posting such information on its website at http://www.insulet.com. For more corporate governance information, you are invited to access the Investor Relations section of the Company’s website available at http://www.insulet.com.

  Clawback / Recoupment of Incentive Compensation
The Board has adopted a compensation recoupment policy (the “Recoupment Policy”) which provides that, if the Company is required to prepare an accounting restatement of its financial statements due to material non-compliance with any financial reporting requirement under U.S. securities laws, the Company will recover on a reasonably prompt basis the amount of any incentive-based compensation received by a covered executive (including former executives) during the recovery period that exceeds the amount that otherwise would have been received had it been calculated based on the financial results reported in the restated financial statements. The recovery period includes the three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement and any transition period, as prescribed under Rule 10D-1 of the Exchange Act.
The Company may effect any recovery under the Recoupment Policy by requiring payment of such amount(s) to the Company by set-off, by reducing future compensation, or by such other means or combination of means as the Talent and Compensation Committee determines to be appropriate. The Company need not recover the excess amount of incentive-based Compensation if and to the extent that the Talent and Compensation Committee determines that such recovery is impracticable or not required under Rule 10D-1, including if the Talent and Compensation Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered.

  Stock Ownership Guidelines
The Board has adopted a policy recommending that all Directors and executive officers own a significant equity interest in the Company’s common stock, subject to a phase-in period. The policy advises that Directors own Company common stock with a value at least equal to five times their annual cash retainer. The policy recommends that the Chief Executive Officer own Company common stock with a value at least equal to six times her base salary, and that the other executives own Company common stock with a value at least equal to three times their base salaries. Subject to the phase-in requirements, all of the Directors and executive officers are in compliance with this policy. Further information regarding this policy can be found in the Compensation Discussion and Analysis section of this proxy statement.

  Anti-Hedging and Anti-Pledging Policy
The Board has adopted an Insider Trading Policy which prohibits Directors and officers from:
•	engaging in any short sales of the Company’s securities,
•	buying or selling puts, calls, or other derivative securities relating to any of the Company’s securities,
•	holding any Company securities on margin or collateralizing any brokerage account with any Company securities, or
•	pledging any Company securities as collateral for any loan, unless such transaction has been specifically pre-approved by the Talent and Compensation Committee.

  Majority Voting Policy for Uncontested Director Elections
The Company’s Bylaws provide for plurality voting in Director elections. In February 2012, the Board adopted a majority voting policy. Pursuant to the Company’s majority voting policy, in any uncontested election of Directors, any nominee for Director who receives a greater number of “withhold” votes than votes “for” his or her election must, within five days following the certification of the shareholder vote, tender his or her written resignation to the Board Chair for consideration by the Governance Committee.
Any resignation tendered pursuant to the majority voting policy will be effective on the earlier of (i) the date such resignation is accepted by the Board or (ii) the 61st day following the date of the shareholders’ meeting at which the election occurred, unless the Board chooses not to accept such resignation.
The Governance Committee will consider such tendered resignation and, within 30 days following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Governance Committee will consider all factors deemed relevant by the members of the Governance Committee including, without limitation:
•	the stated and perceived reasons why shareholders withheld votes for election from such Director, in part as reflected in the reports issued by proxy advisory firms;

20 INSULET CORPORATION - 2026 Proxy Statement

•	the length of service and qualifications of such Director;
•	the Director’s past and expected future contributions to the Board and any Committees of the Board on which he or she sits;
•	the overall composition of the Board and the Committees of the Board on which the Director sits;
•	whether acceptance of the Director’s resignation would cause the Company to fail to satisfy any regulatory requirements; and
•	whether acceptance of the resignation is in the best interest of the Company and its shareholders.
The Board will take formal action on the Governance Committee’s recommendation no later than 60 days following the date of the shareholders’ meeting at which the election occurred. In considering the Governance Committee’s recommendation, the Board will consider the information and factors considered by the Governance Committee and such additional information and factors as the Board deems relevant.
Within four business days following the Board’s decision on the Governance Committee’s recommendation, the Company will publicly disclose the Board’s decision in a Form 8-K, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.
Any Director who is the subject of the evaluation described in this section will not participate in Governance Committee or Board deliberations or recommendations regarding the appropriateness of his or her continued service, except to respond to requests for information. If a majority of the members of the Governance Committee are subject to this evaluation process, then the independent Directors on the Board who are not subject to the evaluation will appoint a Board committee amongst themselves solely for the purpose of conducting the required evaluation. This special committee will make the recommendation to the Board otherwise required of the Governance Committee.

  Identifying and Evaluating Director Nominees
The Board is responsible for approving Director nominees. Generally, the Governance Committee identifies Director candidates in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by members of the Board or shareholders, or through such other methods as the Governance Committee deems to be helpful to identify candidates. Once a candidate has been identified, the Governance Committee will assess whether the candidate meets all of the minimum qualifications for Director nominees established by the Governance Committee. The Governance Committee may gather information about the candidate through interviews, detailed questionnaires, background checks or other means that the Governance Committee deems helpful in the evaluation process. The Governance Committee then meets as a group to discuss and evaluate the qualities and skills of the candidate, on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Governance Committee recommends candidates to the Board for approval as Director nominees. The Governance Committee also recommends candidates to the Board for appointment to the Committees of the Board.

  Recommendation of Director Nominees by Shareholders
The Governance Committee will consider stockholder recommendations for Director nominees using the criteria described on page 16 under the heading “Director Qualifications”. The name of any recommended candidate for Director, together with a brief description of the candidate’s qualifications and background, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock should be sent to the attention of our Secretary, Insulet Corporation, 100 Nagog Park, Acton, Massachusetts 01720. If you wish to formally nominate a candidate, you must follow the procedures described in our Bylaws.

  Proxy Access
Based on investor feedback, consideration of market practice and an assessment of the appropriateness for Insulet, in February 2022, the Governance Committee recommended, and the Board adopted, proxy access Bylaw provisions. A stockholder or group of up to 20 stockholders who have continuously owned at least 3% of Insulet’s common stock for at least three years have the ability to submit Director nominees (up to the greater of two or 20% of the Board) for inclusion in the related proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in Insulet’s Bylaws.

  Communicating with the Board of Directors
The Board of Directors provides shareholders with the ability to communicate with the Board of Directors as a whole and with individual members of the Board of Directors through an established process for shareholder communication. Shareholders may send such communications by U.S. mail, courier or expedited delivery service to the attention of the Secretary (for Board communications) or to an individual Director at Insulet Corporation, 100 Nagog Park, Acton, Massachusetts 01720, Attn: Secretary/[Director Name]. The Company will forward any such shareholder communication to the Board Chair, or to the Director to whom the communication is addressed, on a periodic basis.

INSULET CORPORATION - 2026 Proxy Statement 21

  Certain Relationships and Related Party Transactions
The Company’s Related Party Transaction Approval Policy is included in the written charter of our Audit Committee. That policy applies:
•	to any transaction or series of transactions in which the Company or a subsidiary is a participant;
•	when the amount involved exceeds $120,000; and
•
when a related party (a Director or executive officer of the Company, any nominee for Director, any shareholder owning an excess of 5% of the total equity of the Company and any immediate family member of any such person) has a direct or indirect material interest (other than solely as a result of being a Director or trustee or in any similar position or a less-than-10% beneficial owner of another entity).

Pursuant to the policy, the Audit Committee will consider relevant facts and circumstances in determining whether to approve or ratify such a transaction and will approve or ratify only those transactions that are, in its judgment, appropriate or desirable under the circumstances. The Audit Committee determined that, since the beginning of 2025, there were transactions with two entities that qualified as related party transactions.
FMR LLC (“Fidelity”) beneficially owned approximately 9% of our common stock as of February 4, 2026. Fidelity, or one or more of its affiliates, is the third-party administrator for the Company’s equity compensation plan, the Company’s Employee Stock Purchase Plan, and the Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”) and provides management services for the Company’s Health Savings Account program. The Company paid Fidelity approximately $254,179 in 2025 related to these services (including for some services provided in 2024 but paid in 2025).
In February 2021, Insulet entered into a distribution agreement, the terms of which are consistent with those prevailing at arm’s length. During the first three quarters of 2025, a member of the Board, Ms. Hopfield, was married to an executive officer of one of the Company’s distributors. For the first three quarters of 2025, Insulet recorded $511.6 million of net revenues from the distributor. These balances are included in accrued expenses and other current liabilities on the consolidated balance sheet. As of October 1, 2025, the Company’s transactions with the distributor are no longer considered related party transactions.

22 INSULET CORPORATION - 2026 Proxy Statement

Securities Ownership Information
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Except as otherwise noted, the information below is based upon 69,263,714 shares of the Company’s common stock outstanding as of March 23, 2026.
Security Ownership by Directors and Executive Officers
The following table and accompanying notes provide information about the beneficial ownership of Insulet common stock by: (i) each of our named executive officers (listed in the Summary Compensation Table), (ii) each of our Directors and nominees for Director, and (iii) all of our Directors and executive officers as a group.
Except as otherwise noted, the persons identified have sole voting and investment power with respect to the shares of Insulet common stock beneficially owned.

Name and Address(1)	Number of Shares Beneficially Owned	Percentage
Named Executive Officers (ownership as of March 23, 2026)
Ashley A. McEvoy(2)	13,597	*
Flavia H. Pease(3)	543	*
Eric Benjamin(4)	36,078	*
John Kapples(5)	40,487	*
Prem Singh(6)	5,834	*
James Hollingshead(7)	43,066	*
Ana Chadwick(8)	4,600	*
Mark Field(9)	6,965	*
Non-Employee Directors (ownership as of March 23, 2026)
Luciana Borio(10)	3,087	*
Wayne A. I. Frederick(11)	1,238	*
Jessica Hopfield(12)	31,282	*
Robert L. Huffines(13)	106	*
Michael R. Minogue(14)	22,487	*
Timothy J. Scannell(15)	31,364	*
Timothy C. Stonesifer(16)	4,223	*
Elizabeth H. Weatherman(17)	5,242	*
All Directors and executive officers as a group (18 persons)(18)	250,199	*

*	Represents less than 1% of the outstanding shares of the Company’s common stock.
(1)	Unless otherwise indicated, the address of each shareholder is c/o Insulet Corporation, 100 Nagog Park, Acton, Massachusetts 01720.
(2)
Includes 4 shares of the Company’s common stock beneficially owned through a trust. Includes 6,037 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after March 23, 2026 and 3,180 shares of the Company’s common stock issuable upon settlement of restricted stock units that will vest within 60 days after March 23, 2026.

(3)
Ms. Pease resigned from the Board and assumed the role of Chief Financial Officer in September 2025. Includes 129 unvested shares of restricted stock units that will vest within 60 days of March 23, 2026 that Ms. Pease elected to defer pursuant to our Deferred Compensation Plan. In accordance with the Deferred Compensation Plan, upon Ms. Pease’s resignation from our Board, she began to receive distributions of vested deferred shares, which will continue in five additional substantially equal installments on the anniversaries of the effective date of her Board resignation.

(4)	Includes 19,532 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after March 23, 2026.
(5)	Includes 16,971 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after March 23, 2026.
(6)	Includes 2,721 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after March 23, 2026.
(7)	Mr. Hollingshead ceased serving as an executive officer of the Company on April 28, 2025 and his ownership of the Company’s common stock noted in the table above is as of April 28, 2025.
(8)
Ms. Chadwick left the Company on February 28, 2026, and her ownership of the Company’s common stock noted in the table above is as of February 27, 2026. Includes 1,631 shares of the Company’s common stock issuable upon the exercise of vested options exercisable within 90 days of her departure date.

(9)	Mr. Field ceased serving as an executive officer of the Company on March 14, 2025 and his ownership of the Company’s common stock noted in the table above is as of March 14, 2025.
(10)	Includes 778 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after March 23, 2026.
(11)
Represents shares of the Company’s common stock issuable upon settlement of restricted stock units that have vested, and 778 shares that will vest within 60 days of March 23, 2026, that Mr. Frederick elected to defer pursuant to our Deferred Compensation Plan.

(12)
Includes 3,587 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after March 23, 2026 and 778 shares of the Company’s common stock issuable upon settlement of restricted stock units that have vested or will vest within 60 days of March 23, 2026.

INSULET CORPORATION - 2026 Proxy Statement 23

(13)
Represents shares of the Company’s common stock issuable upon settlement of restricted stock units that have vested, and 79 shares that will vest within 60 days of March 23, 2026, that Mr. Huffines elected to defer pursuant to our Deferred Compensation Plan.

(14)
Includes 17,483 shares of the Company’s common stock beneficially owned through trusts, 4,226 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after March 23, 2026 and 778 shares of the Company’s common stock issuable upon settlement of restricted stock units that will vest within 60 days of March 23, 2026.

(15)	Includes 778 shares of the Company’s common stock issuable upon settlement of restricted stock units that will vest within 60 days of March 23, 2026.
(16)	Includes 778 shares of the Company’s common stock issuable upon settlement of restricted stock units that will vest within 60 days of March 23, 2026.
(17)	Includes 778 shares of the Company’s common stock issuable upon settlement of restricted stock units that will vest within 60 days of March 23, 2026.
(18)
Includes, for two executive officers not specifically named in the table, an aggregate of 6,104 shares of the Company’s common stock issued and 2,689 shares issuable upon the exercise of options exercisable on or within 60 days after March 23, 2026.

Security Ownership by Certain Beneficial Owners
The following table sets forth certain information regarding beneficial ownership of our common stock as of March 23, 2026 by each person/entity who is known to us to beneficially own more than 5% of the outstanding shares of our common stock, based on filings with the SEC.

More Than 5% Holders (ownership as of dates indicated in footnotes)	Number of Shares Beneficially Owned	Percentage
BlackRock, Inc.(1)	6,102,546	8.7%
Capital Research Global Investors(2)	7,772,404	11.1%
FMR LLC(3)	6,306,854	9.0%

(1)
Based solely upon Amendment 4 to Schedule 13G filed by BlackRock, Inc. with the SEC on January 25, 2024. Amendment No. 4 provides that as of December 31, 2023, BlackRock, Inc. has sole voting power with respect to 5,637,641 shares of the Company’s common stock and sole dispositive power with respect to 6,102,546 shares of the Company’s common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(2)
Based solely upon Amendment No. 9 to Schedule 13G filed by Capital Research Global Investors with the SEC on November 12, 2024. Amendment No. 9 provides that as of September 30, 2024, Capital Research has sole voting power with respect to 7,763,349 shares of the Company’s common stock and sole dispositive power with respect to 7,772,404 shares of the Company’s common stock. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(3)
Based solely upon Amendment No. 11 to Schedule 13G filed by FMR LLC with the SEC on February 5, 2026. Amendment No. 11 provides that as of December 31, 2025, FMR has sole voting power and sole dispositive power with respect to 6,306,854 shares of the Company’s common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and Directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. As a matter of practice, our administrative staff assists our officers and Directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf.
Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) filing requirements were met with respect to the period ended December 31, 2025, except for one Form 3 initial ownership report for Ms. Davis, which was filed 11 days late due to delays in obtaining EDGAR access codes under the new EDGAR Next system and one Form 4 report for Mr. Huffines, relating to deferred common stock units issued in lieu of the payment of cash compensation for his service on the Board, which was filed one day late due to an administrative oversight.

24 INSULET CORPORATION - 2026 Proxy Statement

Executive Officers
Executive officers are chosen by and serve at the discretion of the Board. Set forth below are the names and ages of our executive officers, as of April 6, 2026, along with certain biographical information for all but Ashley A. McEvoy, our President and Chief Executive Officer. For Ms. McEvoy’s biographical information, please see page 13.

Name	Position
Ashley A. McEvoy	Director, President and Chief Executive Officer
Flavia Pease	Executive Vice President and Chief Financial Officer
Eric Benjamin	Executive Vice President, Chief Operating Officer
Lisa Blair Davis	Senior Vice President, Chief Human Resources Officer
John Kapples	Senior Vice President and General Counsel
Michael H. Panos	Executive Vice President, Chief Commercial Officer
Prem Singh	Senior Vice President, Global Operations

Age 43 Joined Insulet in 2015
Eric Benjamin
Executive Vice President, Chief Operating Officer

Mr. Benjamin has served as our Chief Operating Officer since August 2025. Mr. Benjamin previously served as our Chief Product and Customer Experience Officer from July 2023 until his promotion to Chief Operating Officer. From March 2022 to June 2023, he served as our Executive Vice President, Innovation, Strategy and Digital Products, and from February 2020 to March 2022, he served as our Senior Vice President, Innovation and Strategy. From May 2015 to February 2020, he served in roles of increasing responsibility at Insulet, including, Senior Vice President, R&D, New Product Development and Commercialization; Vice President, Procurement and Supplier Development; and Director, Business Development. Prior to joining Insulet, Mr. Benjamin held roles of increasing responsibility spanning R&D, Manufacturing, and Quality with Abbott Laboratories. He earned a Bachelor of Science in Industrial Engineering and Operations Research from the University of California at Berkeley, a Master of Engineering in Bioengineering from the University of California at San Diego, and a Master of Business Administration from Harvard Business School.

Age 53 Joined Insulet in 2025
Flavia Pease
Executive Vice President and Chief Financial Officer

Ms. Pease has served as our Executive Vice President and Chief Financial Officer since September 2025. She previously served on our Board of Directors from January 2024 through September 2025. Prior to joining Insulet as CFO, from 2022 to 2025, she was the Corporate Executive Vice President and Chief Financial Officer at Charles River Laboratories. Prior to joining Charles River, from 2019 to 2022, Ms. Pease served as Vice President and Group Chief Financial Officer of Johnson & Johnson’s global Medical Devices businesses. With more than 20 years in financial leadership roles at J&J, Ms. Pease has developed deep knowledge and experience managing the finance organizations of large, growing businesses in the healthcare industry. From 2016 to 2019, Ms. Pease was Vice President, Finance for Janssen North America, J&J’s Pharmaceutical business in the United States and Canada. Previously, from 2014 to 2016, Ms. Pease was Vice President of the Enterprise Program Management Office, responsible for supporting J&J’s executive management team with the strategic planning process and the advancement of enterprise growth initiatives. From 2009 to 2012, she led the integration of the Mentor and Acclarent acquisitions as a Vice President of Finance and subsequently became the Vice President of Finance for Janssen Supply Chain from 2012 to 2014. Ms. Pease began her career at J&J in 1998 with the LifeScan business and subsequently held finance leadership positions within Mergers and Acquisitions Analysis and J&J Medical Brazil. Prior to joining J&J, Ms. Pease worked for SC Johnson and an investment bank in Brazil. Ms. Pease earned a Bachelor of Science (Bacharel em Ciências) in Economics from the Pontifícia Universidade Católica in Rio de Janeiro, Brazil and a Master of Business Administration from Santa Clara University Leavy School of Business.

INSULET CORPORATION - 2026 Proxy Statement 25

Age 54 Joined Insulet in 2025
Lisa Blair Davis
Senior Vice President, Chief Human Resources Officer

Ms. Davis has served as our Senior Vice President and Chief Human Resources Officer since July 2025. She is a seasoned global HR executive with over 30 years of experience at Johnson & Johnson, where she led complex business transformations and talent strategies across multi-billion-dollar business units, most recently, from 2018 to 2025, as Vice President of Human Resources for J&J MedTech. In 1994, Ms. Davis began her career at J&J in commercial sales and during her tenure held various HR and leadership roles across the organization's pharmaceutical, consumer, and medical device sectors. She serves on the Board of Governors for Florida State University’s College of Business. She earned a Bachelor of Science in Finance from Florida State University and a Master of Business Administration from the University of Florida.

Age 66 Joined Insulet in 2019
John Kapples
Senior Vice President and General Counsel

Mr. Kapples has served as our Senior Vice President and General Counsel since March 2019 and Secretary from March 2019 to December 2021. From 2015 to 2019, he served as Vice President, General Counsel and Secretary at GCP Applied Technologies, Inc. From 2006 to 2015, Mr. Kapples served as Vice President and Corporate Secretary of Covidien plc, which was acquired by Medtronic plc in 2015. At Covidien, he was responsible for building the Company’s legal structure and governance framework, as well as advising on strategic transactions and global partnerships. From 1994 to 2006, Mr. Kapples served in various roles of increasing responsibility at Raytheon Company, including Assistant General Counsel and Secretary, and from 1985 to 1993 he was a Corporate Associate at Sullivan & Worcester LLP. Mr. Kapples earned both his Bachelor of Arts in English and his Juris Doctor from Georgetown University. He is a member of the Massachusetts Bar Association.

Age 55 Joined Insulet in 2026
Michael H. Panos
Executive Vice President, Chief Commercial Officer

Mr. Panos has served as our Executive Vice President, Chief Commercial Officer since March 2026. Mr. Panos is an accomplished sales commercial and business leader, most recently, from November 2023 to March 2026, as a Leader of Sales Excellence at Stryker Corporation. Mr. Panos began his career at Stryker, and during his 30-year tenure held product marketing and sales roles of increasing responsibility, including President of the Trauma and Extremities Division from January 2021 to November 2023 and President of North America and Global R&D for the same division from November 2019 to January 2021. Mr. Panos earned both his B.A. in English his M.Ed. in Secondary Education from Boston College.

Age 49 Joined Insulet in 2021
Prem Singh
Senior Vice President, Global Operations

Mr. Singh has served as our Senior Vice President, Global Operations since January 2023. From December 2021 through December 2022, he served as our Group Vice President, Head of Global Supply Chain Operations where led our efforts to ensure component availability and improve supply chain efficiency to increase manufacturing capacity. From 2016 and until he joined Insulet in 2021, Mr. Singh served as Vice President of Operations and Quality for the Chromatography and Mass Spectrometry Division at Thermo Fisher Scientific Inc. Previously, he spent 18 years at General Electric in various roles of increasing responsibility within global operations and end-to-end supply chain, including as General Manager of Global Supply Chain Operations for GE Inspection Technologies. Mr. Singh earned a Bachelor of Science in Finance and Marketing from Boston College and he is a Certified Six Sigma Master Black Belt.

26 INSULET CORPORATION - 2026 Proxy Statement

Compensation Discussion and Analysis
Our Named Executive Officers for 2025
For purposes of the following Compensation Discussion and Analysis (“CD&A”) and executive compensation disclosures, the individuals listed below are referred to collectively as our “named executive officers.” They are our principal executive officer, our former principal executive officer, our principal financial officer, our former principal financial officer, our three other most highly compensated executive officers, and one former executive officer, based on fiscal 2025 compensation.
Our named executive officers for Fiscal 2025 are:

Ashley A. McEvoy	President and Chief Executive Officer
Flavia H. Pease	Executive Vice President, Chief Financial Officer
Eric Benjamin	Executive Vice President, Chief Operating Officer
John W. Kapples	Senior Vice President, General Counsel
Prem Singh	Senior Vice President, Global Operations
James R. Hollingshead(1)	Former President and Chief Executive Officer
Ana M. Chadwick(2)	Former Executive Vice President, Chief Financial Officer
Mark Field(3)	Former Senior Vice President, Chief Technology Officer

(1)	Mr. Hollingshead left the Company in April 2025.
(2)	Ms. Chadwick transitioned from Chief Financial Officer to Senior Advisor in September 2025 and left the Company in February 2026.
(3)	Mr. Field left the Company in March 2025.
Executive Summary

  FISCAL 2025 FINANCIAL HIGHLIGHTS

2025 Key Financial Highlights
Record Annual Revenue* $2.7B (29.5% growth)	Gross Margin 71.6% (up 180 basis points)
Operating Income $473.8 (up 260 basis points)	Adjusted EBITDA* $645.5M (41.2% growth)
*
Annual revenue shown on a constant currency basis. Constant currency revenue and adjusted EBITDA are non-GAAP measures. Reconciliations of these measures to the most directly comparable GAAP financial measures are provided in Annex A to this proxy statement.

Due to our strong financial and non-financial results for fiscal 2025, the annual incentive plan (“AIP”) funding level for payouts under the 2025 AIP to our named executive officers was established at a performance level of 195.8%. This result was driven in large part by our annual revenue for the year and bolstered by our strong EBITDA and increased new customer starts.

  FISCAL 2025 COMPENSATION HIGHLIGHTS
The Talent and Compensation Committee of our Board of Directors (the “Committee”) has adopted an integrated executive compensation program that is intended to align our named executive officers’ interests with those of our shareholders and to promote the creation of shareholder value without encouraging excessive or unnecessary risk-taking. The Committee believes the executive compensation program has played a significant role in our ability to attract, motivate and retain an experienced, successful executive team. Our ability to attract, motivate and retain exceptional talent has been particularly important as we drive significant growth and execute on our strategic plan.
In establishing the executive compensation program for 2025, the Committee continued to focus on pay for performance and competitive pay, with a focus on total direct compensation.

INSULET CORPORATION - 2026 Proxy Statement 27

Emphasis on Performance-Based Total Direct Compensation
Total direct compensation includes three major components: base salary, annual incentive compensation and long-term incentive awards, all of which are designed to work together to drive a complementary set of behaviors and outcomes. In balancing these elements, the Committee has tied a majority of our named executive officers’ compensation to key performance measures that contribute to or reflect shareholder value. Specifically:
•	an annual incentive cash compensation program that is tied to the Company’s attainment of objective pre-established financial and strategic performance metrics as well as individual performance; and
•
long-term incentive awards consisting of stock options, restricted stock units (“RSUs”), and performance share units (“PSUs”) tied to financial metrics and relative total shareholder return measured over a three-year performance period.

The charts below illustrate, for fiscal 2025, the distribution of value among the three elements of direct compensation - base salary, target annual incentive awards and target long-term incentive awards − for our Chief Executive Officer (current and former) and, on average, for the other named executive officers. The components of the long-term incentive awards are also illustrated.

*
Given that Ms. McEvoy joined the company in April 2025 and Ms. Pease assumed the role of Chief Financial Officer in September 2025, their salaries are represented in the above chart on an annualized basis. Additionally, given that Ms. Pease joined the Company late in the year, her long-term incentive award for 2025 does not include any PSUs. In addition, the 2025 target total compensation mix of Mr. Hollingshead, our former CEO, is not included in the above chart. Mr. Hollingshead had the same target total compensation mix as Ms. McEvoy, our current CEO, except that his target annual incentive compensation and long-term compensation were 10% and 82%, respectively, of his target total compensation mix.

Of target total direct compensation, 92% of both our current and former Chief Executive Officers' compensation, and, on average, 82.5% of our other named executive officers’ compensation was variable, either because it was subject to performance goals, or to fluctuations in stock price, or both. In addition, 81% and 82% of our current and former Chief Executive Officers’ target annual compensation, respectively, was long-term, while 71% of the target annual compensation of our other named executive officers, on average, was long-term.
Performance Measures Link to Strategy
In setting performance measures for the incentive compensation plans, the Committee first considers the Company’s strategy, contemplating the Company’s long- and short-term goals and how those goals are measured. As the Company has been focused on growth, and, increasingly, profitability, the Committee determined that using the measures of adjusted revenue and adjusted earnings before interest and taxes (EBIT) continued to be appropriate for the incentive compensation plans. These are non-GAAP measures that are used by management to facilitate its operational decision-making and provide key insights into the Company and management’s achievements.
Balanced Approach to Long-Term Incentives
The Committee takes a balanced approach to long-term incentives, and for fiscal 2025 annual grants:
•	Determined that long-term incentive awards for executive officers, other than the CEO, would continue to be allocated 50% to PSUs, 25% to RSUs and 25% to stock options, as in fiscal 2024.
•	Determined that long-term incentive awards for the CEO would continue to be allocated 60% to PSUs, 20% to RSUs and 20% to stock options, as in fiscal 2024.

28 INSULET CORPORATION - 2026 Proxy Statement

•	Utilized adjusted revenue and adjusted EBIT as performance measures for PSUs awarded as long-term incentive compensation, with the addition of a relative total shareholder return (“TSR”) modifier.
•	Approved grants of stock options, RSUs and PSUs in alignment with our compensation philosophy and program.

  SHAREHOLDER ENGAGEMENT AND “SAY-ON-PAY”
Each year, the Company holds an advisory “say-on-pay” vote. At our 2025 Annual Meeting of Shareholders, we presented our shareholders with a proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in our 2025 proxy statement. Approximately 93% of the shares voted on this proposal were cast in 2025 in support of our 2024 executive compensation program. While the Committee viewed the results of the “say-on-pay” vote as broad shareholder support for our executive compensation programs, the Committee does, and will continue to, consider the results of shareholder advisory votes on executive compensation when making future decisions relating to our executive compensation programs and compensation for named executive officers. During fiscal 2025, we continued to engage with our shareholders and held our first Investor Day in nine years.

  POLICIES AND PRACTICES TO SUPPORT EFFECTIVE GOVERNANCE
The Company is committed to best practices in compensation governance. The following aspects of the Company’s compensation program reinforce that commitment:

What We Do		What We Don’t Do
✔	Solicit shareholder feedback on our programs	✘	No employment agreements with executives
✔	Leverage performance-contingent long-term incentives	✘	No excise tax gross up provisions
✔	Set robust stock ownership guidelines	✘	No defined pension benefit programs
✔	Have “double trigger” change-in-control benefits	✘	No excessive executive perquisites
✔	Have a compensation recoupment (“clawback”) policy	✘	No cash severance in excess of 2x salary and bonus
✔	Include caps on annual incentive payments	✘	No hedging or pledging of Company securities
✔	Use multiple financial measures as well as a strategic measure to determine incentive payouts	✘	No “single trigger” change-in-control benefits
✔	Engage independent advisors	✘	No stock option repricing
✔	Conduct an annual compensation risk assessment

Executive Compensation Philosophy
The Committee believes that our executive compensation strategy and philosophy are directly aligned with our goal of delivering sustained growth in shareholder value. In furtherance of that goal, we have designed our compensation programs with the following core beliefs:
•	Exceptional talent is needed to realize our significant market opportunity and to drive long-term sustainable growth;
•	High-caliber talent has a profound impact on business results;
•	Highly competitive compensation is needed to attract, motivate, and retain proven talent; and
•	A significant emphasis should be placed on pay-for-performance, utilizing performance-based variable compensation programs.
The Company has adopted compensation programs that are designed to attract, motivate, and retain the exceptional talent necessary to achieve our long-term strategic objectives and continue to grow our business at a higher rate than our peers. Because we consider “pay-for-performance” to be an over-arching design principle across our compensation programs, the majority of compensation payable to our named executive officers is performance-based.
When establishing compensation for our named executive officers, we strive to set overall target total direct compensation at a competitive level by comparing like roles with peer companies. Individual named executive officers may be compensated above or below the median of the market based on factors such as experience, performance, scope of position, internal equity, and the competitive demand for proven talent. Our programs are also designed to provide the necessary flexibility to address individual circumstances that may arise during the executive recruiting process.
2025 Compensation Elements and Decisions
When setting compensation for named executive officers, the Committee focuses on target total direct compensation. Target total direct compensation includes three major components, base salary, annual incentive compensation and long-term incentive awards, all of which are designed to work together to drive a complementary set of behaviors and outcomes.

INSULET CORPORATION - 2026 Proxy Statement 29

•
Base Salary. Base salary is intended to provide a fixed compensation amount to each named executive officer related to the performance of core job responsibilities. Base salary reflects the market value of the named executive officer’s role, with differentiation for individual capability and experience.

•
Annual Incentive Compensation. Annual incentive compensation in the form of a market-competitive, performance-based cash bonus, is designed to focus our named executive officers on pre-set financial and strategic objectives each year and drive specific behaviors that foster short- and long-term growth and shareholder value.

•
Long-Term Incentive Awards. Long-term incentive compensation generally consists of grants of stock options, RSUs and PSUs. The Committee designs our long-term incentive compensation awards to align the interests of named executive officers with the interests of our shareholders in long-term growth, reward executives for shareholder value creation, recognize executives for their contributions to the Company, and promote retention.

In addition to receiving direct compensation, named executive officers also participate in various employee benefit programs, as described in the “Other Benefits” section of this CD&A.

    2025 COMPENSATION DECISIONS
Base Salary
Base salary, which represented only 8% of both our current and former Chief Executive Officers' target total direct compensation, and, on average, 17.5% of target total direct compensation of our other named executive officers, is reviewed on an annual basis relative to competitive benchmarking, position scope, performance, and contributions for the prior year.
In February 2025, the Committee approved the following base salaries for fiscal 2025 for our named executive officers:

Executive Officer	2025 Base Salary	2024 Base Salary	Increase
Ashley McEvoy(1)	$1,150,000	—	—
Flavia Pease(2)	$715,000	—	—
Eric Benjamin(3)	$575,000	$550,000	4.5%
John Kapples	$530,500	$510,000	4%
Prem Singh(4)	$433,500	$415,000	4.5%
James Hollingshead(5)	$988,000	$950,000	4%
Ana Chadwick(6)	$658,500	$630,000	4.5%
Mark Field(7)	$484,000	$470,000	3%

(1)	Ms. McEvoy joined the Company in April 2025, and her annual base salary for 2025 was set at $1,150,000 when she was hired.
(2)	Ms. Pease assumed the role of Chief Financial Officer in September 2025, and her annual base salary for 2025 was set at $715,000.
(3)	Mr. Benjamin’s salary increased on August 25, 2025 from $575,000 to $660,000 in connection with his promotion to Executive Vice President, Chief Operating Officer.
(4)	Mr. Singh’s salary increased on October 5, 2025 from $433,500 to $500,000 to bring his compensation closer to market median.
(5)	Mr. Hollingshead left the Company in April 2025.
(6)	Ms. Chadwick stepped down from her role as Chief Financial Officer in September 2025 and left the Company in February 2026.
(7)	Mr. Field left the Company in March 2025.
For fiscal 2025, the Committee reviewed the base salaries payable to our named executive officers, considering market positioning as well as individual performance, and determined that a merit increase based on individual performance was appropriate.
Annual Incentive Compensation
Annual incentive compensation supports the Committee’s pay-for-performance philosophy and aligns individual goals with Company goals. Under our Annual Incentive Compensation Plan (“AIP”), named executive officers have the opportunity to earn a performance-based cash bonus based on the achievement of corporate and individual goals. The Committee, with input from its independent compensation consultant, structured the 2025 AIP as follows:
•
Established Payout Opportunities. At the beginning of the fiscal year, the Committee established the individual target awards for each named executive officer, expressed as a percentage of base salary in an amount determined by the Committee to be aligned with competitive market and internal equity considerations.

•
Determined Company Performance Objectives. At the beginning of the fiscal year, the Committee established financial performance measures and goals as well as a non-financial strategic measure and goal relating to new customer starts. The Committee determined the metrics being assessed, performance targets for each metric, threshold performance requirements to earn an award (50% of target), and performance requirements to earn a maximum award (200% of target). The 2025 AIP payouts were based 90% on financial goals and 10% on a strategic goal.

30 INSULET CORPORATION - 2026 Proxy Statement

•
Set Individual Performance Objectives. At the beginning of the fiscal year, the Committee also reviewed and approved individual goals for each named executive officer, which formed the basis for the individual component of the award. These individual goals correlate to the Company’s strategic objectives.

•
Confirmed Financial Performance and Achievement of Strategic Goals, Assessed Individual Performance, and Approved Awards. After the close of the fiscal year, the Committee reviewed a report from management regarding Company performance against the pre-established financial and strategic performance goals, each named executive officer’s performance against his or her individual goals, and a recommendation as to an appropriate payout amount, and issued final awards based on this performance. When appropriate, the Committee can exercise negative discretion with respect to the awards.

2025 AIP Target Payout Opportunities. The fiscal 2025 AIP targets for our named executive officers, which is a percentage of their base salaries, were established by the Committee as follows:

Executive Officer	2025 AIP Target
Ashley McEvoy	130%
Flavia Pease	70%
Eric Benjamin (1)	70%(1)
John Kapples	60%
Prem Singh	60%
James Hollingshead	125%
Ana Chadwick	70%
Mark Field	70%

(1)	In connection with his promotion to Chief Operating Officer in August 2025, Mr. Benjamin’s AIP target was increased to 80% of his base salary, pro-rated for 2025.
2025 AIP Performance Metrics. The Committee established 2025 AIP performance metrics based on key components of our 2025 annual financial plan and the Company’s overall strategy, and after consideration of representative measures of overall corporate performance during the year. After considering various plan design alternatives, the Committee approved the use of the two financial measures used in the prior fiscal year, Adjusted Revenue and Adjusted Earnings Before Interest and Taxes (“EBIT”) as well as one of the three strategic measures, new customer starts, used in the prior year. For 2025, 90% of the 2025 AIP award is based on financial measures and 10% is based on a strategic measure, as discussed below.
•
Two Financial Measures (90%). As in 2024, the Committee determined to utilize Adjusted Revenue and Adjusted EBIT as they are consistent with our strategic objectives of top-line growth and continued profitability. For 2025, the Committee retained Adjusted Revenue as sixty percent (60%) of the award but determined to increase Adjusted EBIT from 20% of the award (in 2024) to 30% of the award.

For purposes of the AIP, Adjusted Revenue and Adjusted EBIT are calculated as follows:
•
Adjusted Revenue (60%) – annual revenue as reported in the Company’s publicly-filed financial statements, adjusted to exclude variances attributable to fluctuations in foreign exchange rates (i.e., constant currency basis).

•
Adjusted EBIT (30%) – annual operating income as reported in the Company’s publicly filed financial statements, adjusted to exclude (i) variances attributable to fluctuations in foreign currency exchange rates (i.e. constant currency); (ii) the impact of mergers and acquisitions or divestitures; (iii) changes in accounting policies and accounting reclassifications: (iv) significant and/or extraordinary items that are not indicative of core operating performance; (v) items identified as non-GAAP in the Company’s quarterly earnings announcements; and (vi) other discrete items that may result in an unintended gain or loss under the AIP.

•	One Strategic Measure (10%). For 2025, the Committee reduced the number of strategic measures from three to one: new customer starts.
•
New Customer Starts (10%) – measures customers new to Insulet and does not include customers who convert from one Insulet product to another. New customer starts, a key metric to gauge commercial success, are critical to building our customer base, which is the primary driver of our annuity model.

Achievement of these goals is designed to further the Company’s mission to simplify and improve life for people with diabetes while continuing to deliver value to shareholders over the long term.
2025 AIP Performance Targets and Results. In addition to setting the performance metrics at the beginning of the fiscal year, the Committee established threshold, target, and maximum performance levels for each performance metric. The 2025 threshold goal for EBIT represented a 63% increase over the prior year, and the 2025 threshold for revenue was 26% higher than the prior year. Target EBIT for 2025 was 73% higher than for 2024 and target revenue for 2025 was 27% higher than for 2024.

INSULET CORPORATION - 2026 Proxy Statement 31

The following tables summarize the Company financial and strategic performance goals, results, and payout factors for the 2025 AIP.
Financial Performance Measures

Financial Measure	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance Result(1)(2)	Performance to Target	Payout %	Weighted Payout Factor
dollars in millions
Adjusted Revenue	60%	$2,274	$2,480	$2,563	$2,663	107%	200%	120.0%
Adjusted EBIT	30%	$308	$409	$476	$466	114%	186%	55.8%

(1)
Pursuant to the methodology described above regarding the calculation of Adjusted Revenue and Adjusted EBIT, the amounts listed in the “Actual Performance Result” column reflect adjustments to reported Revenue and EBIT attributable to fluctuations in foreign exchange rates (i.e., to report such amounts on a constant currency basis). In addition, Adjusted EBIT excludes $123.9 million related to the extinguishment of debt, $(12.5) million related to the gain on derivative asset relating to the redemption of our convertible debt, $4.7 million debt investment reserve, $2.8 million equity investment impairment and $(2.4) million relating to the forfeiture of equity by our former Chief Executive Officer and former Chief Financial Officer, net of severance benefits. Adjusted Revenue and Adjusted EBIT are non-GAAP measures. Reconciliations of these measures to the most directly comparable GAAP financial measures are provided in Annex A to this proxy statement.

(2)	The payout has a linear progression between 50% and 100% performance, and between 100% and 200% performance.
Strategic Performance Measure

Strategic Measure	Weighting	Performance to Target	Payout %	Weighted Payout Factor
New Customer Starts	10%	120%	200%	20.0%

In addition to consistently strong financial performance during 2025, the Company performed well against the AIP strategic metric, achieving new customer starts in 2025 well above target.
The financial and strategic performance achievements during 2025 resulted in an Overall Payout Factor for the fiscal 2025 AIP of 195.8%.
Overall Payout Factor

	Weight	Weighted Payout Factor
Financial	90%	175.8%
Strategic	10%	20.0%
Overall Payout Factor		195.8%

2025 AIP Payout – Payout Factor. In determining the actual amount of the 2025 AIP incentive bonus for the named executive officers, the Committee multiplied each named executive officer’s target award by the fiscal 2025 Overall Payout Factor of 195.8% described in the above table and adjusted for individual performance.
Pursuant to the terms of our Amended and Restated Severance Plan, a terminated executive officer is entitled to receive payments equal to his or her AIP bonus at one times, or two times for a departing chief executive officer, his or her target annual bonus, as well as a lump sum payment equal to his or her fiscal 2025 AIP award based on actual performance, prorated for the number of days he or she was employed in fiscal 2025.
The table below lists the 2025 AIP incentive bonus that the Committee awarded to each eligible named executive officer for fiscal 2025, after giving effect to individual adjustments. Named executive officers who were no longer with the Company as of December 31, 2025 will receive payouts as described above and quantified in the Summary Compensation Table.

Executive Officer	2025 AIP Payout
Ashley McEvoy(1)	$2,031,562
Flavia Pease(1)	$249,693
Eric Benjamin(2)	$893,710
John Kapples	$636,600
Prem Singh(3)	$539,439
Ana Chadwick	$902,540

(1)	Reflects a pro-rated bonus based on number of days employed in 2025.
(2)
Reflects pro-rated increase in Mr. Benjamin’s salary and target bonus opportunity in connection with his promotion to Executive Vice President, Chief Operating Officer. In connection with this promotion, Mr. Benjamin’s annual base salary was increased from $575,000 to $660,000 and his target bonus opportunity under the AIP was increased from 70% to 80% of his base salary (pro-rated for 2025), both effective August 25, 2025.

(3)	Reflects pro-rated increase in Mr. Singh’s salary from $433,500 to $500,000, effective October 5, 2025.

32 INSULET CORPORATION - 2026 Proxy Statement

Long-Term Incentive Compensation
The Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes executives for their contributions to the Company and aligns the interests of named executive officers with shareholders by focusing them on long-term growth and stock performance. To promote this alignment, the Company maintains a stock ownership policy that requires all our named executive officers to hold at least one-half of the net shares received upon the vesting or exercise of Company equity awards until their applicable share ownership guideline is met.
The Committee views long-term incentives as a significant element of total remuneration at the executive level and a crucial component of the Company’s total rewards compensation package. The Committee reviewed the Company’s long-term incentive program structure when designing the Company’s 2025 annual long-term incentive award, with input from its independent compensation consultant.
•	Based on this evaluation, the Committee determined that the long-term incentive vehicles of stock options, RSUs and PSUs continued to serve the Company well.
•
With respect to the allocation of the total award value among the various long-term incentive vehicles, the Committee determined that it would be appropriate to continue to allocate significant value to performance-based awards, with the current and former Chief Executive Officers receiving a heavier allocation than other named executive officers to further align her and his interests with those of shareholders.

•
The Committee also evaluated the vesting schedule for each long-term incentive vehicle, taking into consideration current market practices and the Company’s life-cycle stage. Based on this evaluation, the Committee determined that the previously adopted vesting period for RSUs, PSUs and stock options remained appropriate.

2025 Long-Term Incentive Award Allocation(1)

(1)
Ms. Pease assumed the role of Chief Financial Officer in September 2025. In connection with her hire, she received a prorated 2025 annual long-term incentive award, which was allocated 75% to RSUs and 25% to stock options. Given that she joined late in the fiscal year, she did not receive PSUs. Ms. Pease also received an inducement grant of RSUs.

•
PSUs. 60% of the award value for Ms. McEvoy and Mr. Hollingshead / 50% for the other named executive officers, other than Ms. Pease, was allocated to PSUs, with performance-based vesting after a three-year period based on Adjusted Revenue, Adjusted EBIT, and Relative TSR.

•	RSUs. 20% of the award value for Ms. McEvoy and Mr. Hollingshead / 25% for the other named executive officers, other than Ms. Pease, was allocated to RSUs with a three-year ratable vesting period.
•	Stock Options. 20% of the award value for Ms. McEvoy and Mr. Hollingshead / 25% for the other named executive officers was allocated to stock options with a four-year ratable vesting period.
The Committee considered these allocations appropriate, as performance-orientation is reflected in PSUs (which only have value if the Company achieves certain pre-determined financial goals, and may achieve more or less value based on a relative TSR modifier) and stock options (which only have value to the extent the Company’s stock price increases from the stock price on the grant date), while grants of RSUs allow the Company’s long-term incentive program to support long-term retention.
PSU Design. When establishing the plan design for the PSU awards issued as part of the Company’s 2025 annual long-term incentive award, the Committee reviewed the fiscal 2024 PSU performance metrics and weightings (adjusted revenue – 70%; adjusted EBIT – 30%) in light of the Company’s long-term business strategy and fiscal 2025 strategic imperatives. The Committee considered the evolution of the plan design for previously granted PSU awards and determined that with the Company’s enhanced focus on profitability and continued focus on growth, adjusted revenue and adjusted EBIT remained appropriate metrics for the 2025 awards. In order to link executive compensation directly to the creation of shareholder value, as well as to provide an external performance measure, the Committee determined to add a relative TSR modifier to PSU awards, beginning with the 2025 awards.

INSULET CORPORATION - 2026 Proxy Statement 33

When making its determinations, the Committee considered that the use of both adjusted revenue and adjusted EBIT in the PSU awards issued as part of the Company’s 2025 annual long-term incentive award harmonized with the 2025 AIP financial performance metrics. The Committee determined that the differing performance periods (one-year versus three-year) and the significance of these two metrics, given the Company’s business strategy and shareholder feedback, warranted their continued use, and the addition of a relative TSR modifier further differentiated the PSU measures.
PSU Performance Payout Factor. The fiscal 2025 PSU award performance factor is determined as follows:

Three-Year (2025-2027) Cumulative Adjusted Revenue(1) (Weighted 70%)	Performance as a Percentage of Adjusted Revenue Target	Payout Factor(2)
Maximum	104%	200%
Target	100%	100%
Threshold	94%	50%
Below Threshold	Less than 94%	0%

Three-Year (2025-2027) Cumulative Adjusted EBIT(1) (Weighted 30%)	Performance as a Percentage of Adjusted EBIT Target	Payout Factor(2)
Maximum	107%	200%
Target	100%	100%
Threshold	89%	50%
Below Threshold	Less than 89%	0%

(1)
The three-year cumulative adjusted revenue and adjusted EBIT goals were based upon our strategic plan and were set at a level consistent with and necessary to achieve the Company’s strategic goals of enhanced top-line growth and profitability. The Committee viewed the goals as challenging but achievable.

(2)
The payout factor is prorated on a straight-line basis (i.e., by linear interpolation) for performance that falls between the performance targets set forth in the table above. In addition, the payout factor cannot exceed 200% under any circumstance.

PSU Relative TSR Modifier. The relative TSR modifier can increase or decrease the aggregate number of shares earned by the grantee based on the adjusted revenue and adjusted EBIT metrics by up to 25% based on the Company’s TSR as compared to companies in the S&P Health Care Equipment Index. The applicable relative TSR modifier is determined as follows:

Company Relative TSR(1)	Relative TSR Adjustment(2)
Greater than 75th Percentile	Increased by 1% to 25%
26th to 75th Percentile	None
Less than 26th Percentile	Decreased by 1% to 25%

(1)
Amounts in this column represent the percentile rank of the Company’s TSR over the three-year performance period (2025-2027), as compared to a ranking of the TSRs of the companies included in the S&P Health Care Equipment Index on January 1, 2025 (“Relative TSR”).

(2)
The relative TSR adjustment is calculated on a straight-line basis (i.e., by linear interpolation) for performance that falls between the percentiles set forth in the table above. For example, a Relative TSR of 85% would cause the PSU award amount to be increased by 10%.

Fiscal 2025 Long-Term Incentive Award Values. When setting long-term incentive compensation for named executive officers, the Committee employed the process described in the “Compensation Decision Making Process” section of this CD&A. After the Committee established a dollar value for each named executive officer’s fiscal 2025 annual long-term incentive award, that dollar value was then allocated between stock options, RSUs and PSUs, with the exact number of RSUs and PSUs being calculated based on the closing price of a Company share on the grant date and the exact number of stock options based on such closing price and the applicable Black-Scholes ratio. The dollar value allocated to PSUs represents the target value of such award.
The table below lists the fiscal 2025 annual long-term incentive award values approved by the Committee for each named executive officer.

Executive Officer	2025 Annual Long-Term Incentive Award Value(1)
Ashley McEvoy	$10,000,000(2)
Flavia Pease	$762,500(3)
Eric Benjamin	$2,850,000
John Kapples	$1,900,000
Prem Singh	$1,500,000
James Hollingshead	$10,250,000
Ana Chadwick	$2,750,000
Mark Field	$2,200,000

(1)
The amounts in the table above differ slightly from the grant date fair value of the awards reported in the Grants of Plan-Based Awards Table. This is because the amounts in the above table are the dollar amounts awarded by the Committee, while the grant date fair value of each award reported in the Grants of Plan-Based Awards Table is the award value for accounting purposes. The award value for accounting purposes for stock options is calculated by application of the Black-Scholes option pricing model. The award value allocated to PSUs is based the grant date fair value of such award.

34 INSULET CORPORATION - 2026 Proxy Statement

(2)	The amount in the table does not include Ms. McEvoy’s $5,000,000 inducement award, which, like the annual grants, consists 60% of PSUs, 20% RSUs and 20% stock options.
(3)
Ms. Pease received a pro-rated award based on the number of days she was an employee in 2025. This award, which was granted effective October 1, 2025, was allocated 75% RSUs and 25% options. The amount in the table above does not include Ms. Pease’s $3,000,000 RSU inducement award, the majority of which replaced forfeited equity at her prior company and the balance of which provided an incentive for Ms. Pease to accept our offer of employment.

Vesting of Fiscal 2023 PSU Awards
In fiscal 2023, the Company issued PSU awards with a three-year performance period ending in fiscal 2025. Payouts under these PSU awards were based upon the Company’s achievement of adjusted revenue (weighted 70%) and adjusted EBIT (weighted 30%) during the 2023, 2024, and 2025 fiscal years. During the three-year performance period, the Company increased adjusted revenue significantly, achieving $6,375 million in adjusted revenue over the performance period. The Company also achieved $964 million in adjusted EBIT over the performance period. This performance represents an achievement of 200% of both target adjusted revenue and target adjusted EBIT. Based on this achievement, the Committee certified payouts pursuant to the fiscal 2023 PSU awards at 200%.
The following table summarizes the Company financial performance goals, results, and payout factor achievement for the 2023 PSU award payouts.

Financial Measure	Weighting	Threshold (50%)	Target (100%)	Plan (130%)	Maximum (200%)	Performance to Target	Payout % Achieved	Weighted Payout Factor
dollars in millions
Adjusted Revenue	70%	$4,921	$5,468	$5,713	$6,014	200%	200%	200%
Adjusted EBIT	30%	$580	$682	$713	$784	200%	200%	200%
Final Payout								200%

   EXECUTIVE LEADERSHIP CHANGES
Chief Executive Officer Transition
Ms. McEvoy joined the Company in April 2025 as President and Chief Executive Officer. Pursuant to the terms of her offer letter, in addition to her base salary, her annual cash bonus opportunity, and the pro-rated annual long-term incentive grant noted above, Ms. McEvoy received an employment inducement award in the form of equity with a grant date fair value of $5,000,000. 60% of the employment inducement award is in the form of PSUs, subject to the same vesting schedule, performance period (2025-2027), performance goals and other terms and conditions as the 2025 annual PSU awards previously granted to other executive officers of the Company; 20% of the award is in the form of RSUs, vesting ratably over a three-year period; and 20% of the award is in the form of stock options, vesting ratably over a four-year period. Ms. McEvoy is also eligible for severance and change in control benefits pursuant and subject to the terms of the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”).
Mr. Hollingshead left the Company in April 2025 and received the standard benefits to which he was entitled under the Severance Plan and the offer letter by and between Mr. Hollingshead and the Company dated as of May 4, 2022, including (i) a cash severance amount equal to two times Mr. Hollingshead’s annual base salary, to be paid in installments over 24 months, (ii) a cash amount equal to two times Mr. Hollingshead’s target annual incentive plan bonus, to be paid in installments over 24 months, (iii) a pro-rata annual bonus payment for Mr. Hollingshead’s period of employment during the 2025 calendar year, (iv) vesting of Mr. Hollingshead’s 7,233 unvested sign-on restricted stock units, (v) continued health and dental coverage at employee rates for up to 18 months, (vi) a lump sum cash payment equal to six months of the full portion of the COBRA continuation coverage monthly premiums, and (vii) reimbursement for outplacement services up to $25,000. Mr. Hollingshead’s compensation and benefits described above are conditioned upon his compliance with the terms of the Separation Agreement (including a general release of claims) dated April 28, 2025, the Severance Plan, and the Company’s Confidentiality, Non-Solicit, Non-Compete, and IP Assignment Agreement previously executed by Mr. Hollingshead. Pursuant to the Separation Agreement, Mr. Hollingshead also agreed to provide consulting services to the Company for sixty days for a fee of $500 per hour; no services were utilized.
Chief Financial Officer Transition
Ms. Pease assumed the role of Executive Vice President and Chief Financial Officer of the Company in September 2025. Pursuant to the terms of her offer letter, in addition to her base salary, her annual cash bonus opportunity, and the prorated annual long-term incentive grant noted above, Ms. Pease received an employment inducement award with a grant date fair value of $3,000,000. The employment inducement award consists of restricted stock units that vest ratably over three years. Ms. Pease also received a cash sign-on award of $1,325,000, with the first installment of $650,000 paid in October 2025 and a second installment of $675,000 paid in February 2026, to address compensation she forfeited at her prior employer and cover relocation expenses. If Ms. Pease voluntarily leaves the Company within 18 months of the payment date, or is terminated for cause, she will be required to pay back the cash sign-on award. Ms. Pease is also eligible for severance and change in control benefits pursuant and subject to the terms of the Severance Plan.
In September 2025, Ms. Chadwick transitioned from Executive Vice President and Chief Financial Officer to Senior Advisor. When she left the Company on February 28, 2026, she became entitled to receive compensation and benefits in accordance with the terms of the Severance Plan, including: including (i) a cash severance amount equal to one times her annual base salary, to be paid in installments over 24 months, (ii) a cash amount equal to one times her target annual incentive plan bonus, to be paid in installments over 24 months, (iii)

INSULET CORPORATION - 2026 Proxy Statement 35

a pro-rata annual bonus payment for her period of employment during the 2026 calendar year, (iv) continued health and dental coverage at employee rates for up to 12 months and (vi) reimbursement for outplacement services up to $25,000. Ms. Chadwick will also receive a one-time cash payment equal to the value of the RSUs scheduled to vest on May 1, 2026 which were awarded to Ms. Chadwick as part of her compensation when she joined the Company. The cash payment will be made within 60 days following the May 2026 vesting date.
Other Executive Transitions
In August 2025, Mr. Benjamin was promoted to Executive Vice President, Chief Operating Officer. In connection with this promotion, Mr. Benjamin’s annual base salary was increased from $575,000 to $660,000 and his target bonus opportunity under the AIP was increased from 70% to 80% of his base salary (pro-rated for 2025), both effective August 25, 2025. Mr. Benjamin also received an increased annual long-term incentive grant in 2026.
Mr. Field left the Company in March 2025 and received the standard benefits to which he was entitled under the Severance Plan.

    PERQUISITES AND OTHER BENEFITS
Perquisites are not a material component of our executive compensation program. All full-time employees, including our named executive officers, may be eligible to participate in our employee benefit programs, including our employee stock purchase plan, retirement (401(k)) plan and health and welfare benefits, as described below.  We also offer security and transportation benefits as described below.
Employee Stock Purchase Plan. We maintain a broad-based employee stock purchase plan, the Insulet Corporation Employee Stock Purchase Plan (“ESPP”), which provides eligible employees, including our named executive officers, with the opportunity to purchase Company shares. We believe that providing an employee stock purchase plan is consistent with our philosophy that compensation should align the interests of executive officers and shareholders and promote a long-term shareholder perspective. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended, and provides that eligible employees may make contributions through payroll deductions of up to ten percent (10%) of eligible compensation, which are used to purchase shares of stock at the end of each offering period. A participant’s right to purchase shares under the ESPP may not accrue at a rate that exceeds $25,000 of the fair market value of our common stock for each calendar year. The purchase price per share in any offering period will be eighty-five percent (85%) of the lower of the fair market value of the common stock on the first day or the last day of the applicable offering period. All of our eligible named executive officers participate in the ESPP, other than Mr. Kapples.
401(k) Plan. The Company maintains the Insulet Corporation 401(k) Profit Sharing Plan Trust, which is a tax-qualified defined contribution 401(k) plan that is available to all United States eligible employees (“401(k) Plan”). Under the 401(k) Plan, the Company matches fifty percent (50%) of the amounts that eligible employees elect to defer under such plan, up to the first 6% of the employee’s eligible pay. Employees who participate in the 401(k) are immediately vested in their contributions but must be credited with at least one year of service to become vested in Company matching contributions. Beginning in 2026, the Company will increase the percentage of employee contributions that it matches under the 401(k) Plan, matching one hundred (100%) of the first 3% and fifty percent (50%) of the next 4% of the amounts that eligible employees contribute under such plan.
Health and Welfare Benefits. As part of our overall compensation offering, our health and welfare benefits are intended to be competitive with peer companies. The health and welfare benefits that we provide to our named executive officers are offered to all of our eligible United States-based employees and include medical (including prescription drug), dental, vision, life insurance, flexible spending accounts, short- and long-term disability coverage, legal services, identity theft protection and credit monitoring, wellness and an employee assistance program. In addition, to encourage the proactive management of executive health, our named executive officers are eligible to participate in our executive health program that includes an annual physical exam and health consultation.
Security and Transportation. In order to enhance productivity, minimize distractions, and ensure the safety of our executives, our executives may use corporate aircraft for business travel. Pursuant to the Company’s Corporate Aircraft Policy, only the CEO may requisition use of the corporate aircraft for herself or others. Some of this travel, while for a business purpose, may be considered a perquisite under SEC rules and regulations (such as returning from a business meeting to a location other than the executive’s primary place of work). Pursuant to the Company’s Corporate Aircraft Policy, the aggregate incremental cost to the Company for any use which constitutes a perquisite under SEC rules and regulations may not exceed $200,000 in any fiscal year. Additionally, a dedicated driver, who is a member of our internal security team, and a secure Company vehicle are available to our named executive officers for business use. Our Chief Executive Officer may also use the car and driver when traveling to and from the office in order to minimize and more efficiently use travel time, protect the confidentiality of travel and our business, and enhance our CEO’s personal security. We may, based on ongoing review and advice from security experts, decide to provide additional security services to our executives as determined to be necessary and in the best interest of the Company and our shareholders. The aggregate incremental cost to the Company of providing these benefits to our named executive officers are included the “All other Compensation” column of the Fiscal 2025 Summary Compensation Table on page 42. These values are not amounts that are paid directly to our named executive officers.
Severance Plan. We maintain the Insulet Corporation Amended and Restated Executive Severance Plan (“Severance Plan”), pursuant to which benefits are payable to any named executive officer upon an involuntary termination of employment for any reason other than cause, disability or death. Our Chief Executive Officer is also entitled to benefits in the event of a good reason resignation pursuant to the terms of the Severance Plan. For this purpose, a “good reason resignation” is defined as (i) a material diminution in the Chief Executive Officer’s responsibilities, authorities or duties, (ii) a material reduction in the Chief Executive Officer’s base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees, or (iii) a relocation of the Company’s offices to a location more than 50 miles away from the Chief Executive Officer’s current office. Benefits upon an involuntary termination (or, for the Chief Executive Officer, also for a good reason resignation) include:

36 INSULET CORPORATION - 2026 Proxy Statement

•
For the Chief Executive Officer: (i) salary continuation payments equal to two times base salary, (ii) installment payments equal to two times target annual incentive cash award, (iii) a prorated payment of her annual incentive cash award, (iv) continued health and dental coverage at employee rates for a period of up to 24 months, and (v) reimbursement for outplacement services up to $25,000.

•
For all other named executive officers: (i) salary continuation payments equal to one times base salary, (ii) installment payments equal to one times target annual incentive cash award, (iii) a prorated payment of the named executive officer’s annual incentive cash award, (iv) continued health and dental coverage at employee rates for a period of up to 12 months, and (v) reimbursement for outplacement services up to $25,000.

The Severance Plan also provides that benefits are payable to a named executive officer if, within two years after or 90 days before a change-in-control, the named executive officer either resigns for good reason or experiences an involuntary termination of employment for any reason other than cause, disability or death. In this event, severance benefits include (i) a lump sum cash payment equal to (A) two times base salary, plus (B) two times the higher of the named executive officer’s target annual incentive plan bonus for the fiscal year in which the termination event occurs or the annual incentive plan bonus actually paid for the fiscal year which immediately precedes the fiscal year in which the termination event occurs; (ii) a prorated payment of the named executive officer’s annual incentive cash award; (iii) continued health coverage at employee rates for a period of up to 24 months; (iv) reimbursement for outplacement services of up to $25,000; and (v) full and accelerated vesting of all outstanding equity awards.
The Severance Plan conditions payment of severance benefits upon the executive officer signing a severance agreement and release of claims against the Company.
Each of our named executive officers has also entered into an agreement with the Company covering non-competition, non-solicitation, non-disclosure and assignment. This agreement provides for protection of our confidential information, assignment to the Company of intellectual property developed by our executives and non-compete and non-solicitation obligations throughout employment and for a period of twelve (12) months thereafter.

  COMPENSATION DECISION MAKING PROCESS
A well-designed, implemented, and communicated executive compensation program is important to the success of our Company. As such, the Committee, with advisors, and management where appropriate, works throughout the year to monitor the effectiveness of the program design. To ensure the process is robust and effective, each group has a specific role in the process.
Talent and Compensation Committee
The Committee is responsible for the oversight of compensation and benefits payable to our named executive officers. All members of the Committee are independent. The Committee’s goal is to ensure our executive compensation programs and our business goals and talent acquisition strategy are appropriate and aligned with Company and shareholder interests.
The Committee annually reviews the compensation of our named executive officers by considering several factors, including roles and responsibilities, performance, our historical and anticipated future financial performance and the compensation practices of companies in our peer group. The Committee reviews compensation levels and makes all final compensation decisions for all named executive officers. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which is available in the Corporate Governance section of the Company’s website at http://www.insulet.com.
Management
The Chief Executive Officer provides input and recommendations regarding compensation of named executive officers, other than herself, to the Committee. Where appropriate, members of the executive leadership team may provide information, context, or proposed recommendations regarding program design to the Committee. All final decisions affecting named executive officer compensation are made by the Committee, in its sole discretion, and outside of the presence of any impacted named executive officers.
Independent Compensation Consultant
The Committee retains an independent compensation consultant to assist it in structuring the Company’s compensation programs and in its deliberations. The Committee has sole authority to engage and retain the independent consultant and directly oversees the work and the compensation of the consultant. Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent executive compensation consulting firm, was the Committee’s independent consultant for 2025. Pearl Meyer’s role was to assist the Committee in reviewing our executive compensation programs and practices from a market perspective, and to provide opinion and guidance with respect to proposed actions or changes.

INSULET CORPORATION - 2026 Proxy Statement 37

Factors Considered in Setting Compensation
The Committee takes a balanced approach in making compensation decisions, reflecting on internal as well as external factors as described below.
Internal Factors
In arriving at its decisions, the Committee takes into account several internal factors, including: (i) compensation strategy, philosophy, and core objectives; (ii) criticality of position; (iii) current and past compensation levels of named executive officers relative to compensation levels across the executive team; (iv) existing levels of stock and option ownership; (v) previous equity grants, associated vesting schedules and retentive value; and (vi) individual value factors specific to each named executive officer, including, but not limited to, experience, performance, leadership and expertise.
Market Factors and Benchmarking
When reviewing compensation programs and setting the compensation of our named executive officers, the Committee considers, in addition to the internal factors noted above, the compensation practices of specific peer companies as well as market data from general industry published surveys. For this purpose, the Committee, with the assistance of its independent compensation consultant, selected a peer group consisting of companies within a similarly situated industry (i.e., medical devices and medical technology) and which were of comparable size based on revenue and market capitalization.
The Committee reviews this peer group on an on-going basis, modifying it as circumstances warrant. In setting the compensation of our named executive officers, the Committee evaluates each executive’s compensation against the median market data for the respective position. However, the Committee does not strictly tie target compensation to any one type of peer group or survey data and instead considers these in conjunction with internal factors as described below in determining the appropriate level of compensation for each executive.
To supplement peer company data where sufficient peer level information is not available, the Committee uses data from Aon’s Radford McLagan Compensation Database. This database includes compensation data from medical technology and life sciences companies. Pearl Meyer, where applicable, uses data specific to the Company in terms of industry, size, or geographic location when providing compensation benchmarking reports to the Committee.
The Committee reviews compensation with Pearl Meyer on an ongoing basis. Historically, each year the Committee has reviewed a comprehensive annual competitive assessment prepared by Pearl Meyer. During fiscal 2025, the Committee reviewed an analysis conducted by Pearl Meyer covering the competitiveness of base salaries, target bonus opportunities, and long-term incentive compensation for each of our named executive officers. The analysis determined that, on average, our named executive officers’ target total direct compensation was positioned within a reasonable market range for their respective positions. The analysis indicated that Mr. Singh’s salary was below the market median, and as such he was awarded a mid-year base salary increase to bring his compensation closer to market median.
Peer Group for Setting Fiscal 2025 Compensation
During fiscal 2024, the Committee, with the assistance of Pearl Meyer, reviewed the peer group for purposes of setting fiscal 2025 compensation. In conducting its review, the Committee considered the process employed for purposes of setting fiscal 2024 compensation and noted that the existing methodology and filtering criteria continued to serve the Company well and remained appropriate, with the added focus on evolving the peer group towards medical device companies. The Committee began with companies in specified industries, including medical device and supplies, life science tools and services, biotech/pharmaceuticals and technology (hardware and software). The Committee then considered companies in these industries that met specified size and growth criteria, applying qualitative considerations to prioritize and select companies that met the filtering criteria, with a focus on medical devices and medical technology companies. As a result of this analysis, for 2025, the Committee determined no changes to its peer group were necessary, other than removing Seagen, Inc. and Shockwave Medical, Inc., as both had been acquired.
The following table sets forth the peer group approved by the Committee for purposes of setting fiscal 2025 compensation:

Core Device & Supplies Companies	Broader Life Sciences Companies
Align Technology, Inc.	Bio-Techne Corporation
DexCom, Inc.	Exact Sciences Corporation
Globus Medical, Inc.	Neurocrine Biosciences, Inc.
Hologic, Inc.
IDEXX Laboratories, Inc.
Masimo Corporation	Technology Companies
NovoCure Limited	Aspen Technology, Inc.
ResMed Inc.	Guidewire Software, Inc.
Teleflex Incorporated

38 INSULET CORPORATION - 2026 Proxy Statement

Compensation Governance

  STOCK OWNERSHIP POLICY
The Board has adopted a policy recommending that our named executive officers own a significant equity interest in the Company’s common stock as follows:

Additionally, pursuant to the Stock Ownership Policy, all of our named executive officers are required to hold at least one-half of the net shares received upon the vesting or exercise of Company equity awards until their applicable share ownership guideline is met.

  RECOUPMENT (CLAWBACK) POLICY
Our compensation recoupment policy (the “Recoupment Policy”) provides that, if the Company is required to prepare an accounting restatement of its financial statements due to material non-compliance with any financial reporting requirement under U.S. securities laws, the Company will recover on a reasonably prompt basis the amount of any incentive-based compensation received by a covered executive (including former executives) during the recovery period that exceeds the amount that otherwise would have received had it been calculated based on the financial results reported in the restatement financial statements. The recovery period includes the three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement and any transition period, as prescribed under Rule 10D-1 of the Exchange Act.
The Company may effect any recovery under the Recoupment Policy by requiring payment of such amount(s) to the Company by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of incentive-based Compensation if and to the extent that the Committee determines that such recovery is impracticable or not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered.

  TIMING OF ANNUAL OPTION GRANTS
The Committee determines annual long-term incentive award grants, including grants of stock options, at its meeting each February when it sets compensation for the year. This meeting may occur prior to the Company’s release of earnings and filing of its Annual Report on Form 10-K. In such cases, the effective date of the annual option grants – which determines the option exercise price – will be after the second full trading day following the Company’s release of earnings. This is generally the same date that the Company’s trading window opens. The Committee thus ensures that the market has had time to adjust to earnings news before the price of the options is set. Accordingly, the material, non-public information (earnings results) should not affect the value of this aspect of executive compensation. The Committee does not as a matter of practice take material non-public information into account when determining the timing and terms of option awards, and the Company has not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

  HEDGING AND PLEDGING POLICY
Our Insider Trading Policy prohibits employees and Directors of the Company from engaging in hedging or similar arrangements with respect to the Company’s securities, including, without limitation, short sales and buying or selling puts, calls or other derivative securities (except for stock options granted by the Company). Pursuant to the Insider Trading Policy, employees and Directors are also prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

INSULET CORPORATION - 2026 Proxy Statement 39

  TAX AND ACCOUNTING CONSIDERATIONS
The Committee considers tax and accounting implications in determining executive compensation but retains flexibility to compensate its officers in accordance with the Company’s compensation philosophy. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of compensation to $1 million per year for certain named executive officers of the Company. As a result, we expect that any compensation paid to our named executive officers in excess of $1 million generally will not be deductible.
Compensation Committee Report
We, the Talent and Compensation Committee of the Board of Directors of Insulet Corporation, have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement, and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted by the Talent and Compensation Committee,
Elizabeth H. Weatherman (Chair)
Luciana Borio
Wayne A.I. Frederick
This Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing with the SEC, except to the extent that the Company specifically incorporates this Report by reference into another Company filing.
Compensation Risk Assessment
The Committee carefully considered whether our compensation policies and practices were reasonably likely to have a material adverse effect on the Company. It was the judgment of the Committee that the mix and design of our compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee considered several matters, including the following elements of our executive compensation plans and policies:
•	The Company’s base salary component of compensation does not encourage risk taking because it is a fixed amount;
•	The Company sets performance goals that it believes are reasonable in light of strong performance and market conditions;
•
The time-based vesting over three to four years for the Company’s long-term incentive awards ensures that the named executive officers’ interests align with those of its shareholders for the long-term performance of the Company;

•	The performance-based earning and time-based vesting of the PSU awards combine to align these awards with shareholder interests;
•
Assuming achievement of at least a minimum level of performance, payouts under the Company’s performance-based incentive plans result in some compensation at levels below full target achievement, rather than an “all or nothing” approach, the latter of which could engender excessive risk taking;

•
A majority of the payouts under the Company’s short-term incentive plan are based on multiple individual performance and Company-based metrics, which mitigates the risk of an executive over emphasizing the achievement of one or more individual performance metrics to the detriment of Company-based metrics;

•	Certain payouts under the Company’s short-term incentive plan include qualitative consideration, which restrain the influence of formulae or quantitative factors on excessive risk taking; and
•	Named executive officers are subject to stock ownership requirements.

40 INSULET CORPORATION - 2026 Proxy Statement

Pay Ratio Disclosure
Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO.
Ms. McEvoy joined the Company in April 2025 as President and Chief Executive Officer, and was serving as Chief Executive Officer on October 1, 2025, the date we identified our median employee. Accordingly, to determine Ms. McEvoy’s total annual compensation for fiscal year 2025 for purposes of calculating pay ratio, we used her total actual compensation as calculated in the Summary Compensation Table, and annualized her base salary, annual incentive plan bonus and all other compensation.
While there were no significant changes to employee compensation arrangements in fiscal year 2025, there were considerable changes in the composition of the Company’s workforce. The employee population increased from approximately 3,900 to 5,300, up 37% year-over-year. In addition, the proportion of the workforce located in two countries outside the United States increased appreciably (2% and 6%, respectively), while the proportion of the workforce located within the United States decreased almost the same amount (8%). These changes led the company to identify a new median employee for fiscal year 2025.
To identify the median compensated employee, we used base salary, for all employees globally, converted to US Dollars. This consistently applied compensation measure allowed us to annualize the compensation of new hires over the course of the fiscal year.
For our 2025 fiscal year:
•	the annual total compensation of the employee identified at median of our company of all our employees (other than our CEO), was $94,703; and
•	the annualized annual total compensation of our current CEO for purposes of calculating the CEO pay ratio was $20,182,817.
Based on this information, for fiscal 2025, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than our CEO) was estimated to be approximately 213 to 1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

INSULET CORPORATION - 2026 Proxy Statement 41

Executive Compensation Tables
The following tables and notes present the compensation provided to our principal executive officer, our former principal executive officer, our principal financial officer, our former principal financial officer, our three other most highly compensated executive officers, and one former executive officer, based on fiscal 2025 compensation. For a more complete understanding of each table, please read the notes following that table.
Fiscal 2025 Summary Compensation Table
The information included in the Summary Compensation Table below reflects compensation of our named executive officers for the fiscal year ended December 31, 2025 (“fiscal 2025”) and, where applicable, the fiscal years ended December 31, 2024 (“fiscal 2024”) and December 31, 2023 (“fiscal 2023”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
Ashley McEvoy President and Chief Executive Officer	2025	$729,808	—	$12,958,850	$2,999,913	$2,031,562	$138,836	$18,858,968
Flavia Pease Executive Vice President, Chief Financial Officer	2025	$148,500	$650,000	$3,582,414	$194,229	$249,693	$335,925	$5,160,761
Eric Benjamin Executive Vice President, Chief Operating Officer	2025	$596,346	—	$2,229,233	$712,482	$893,710	$30,900	$4,462,671
	2024	$540,385	—	$2,174,891	$724,920	$684,530	$10,350	$4,135,076
	2023	$469,231	—	$1,499,805	$499,912	$661,296	$9,900	$3,140,144
John Kapples Senior Vice President, General Counsel	2025	$526,558	—	$1,486,245	$474,918	$636,600	$10,500	$3,134,820
	2024	$500,962	—	$1,387,278	$462,438	$544,068	$10,350	$2,905,096
	2023	$461,077	—	$1,087,200	$362,451	$552,266	$9,900	$2,472,894
Prem Singh Senior Vice President, Global Operations	2025	$442,731	—	$1,173,307	$374,941	$539,439	$10,500	$2,540,918
James Hollingshead Former President and Chief Executive Officer	2025	$357,492	—	$8,597,218	$2,049,900	$781,752	$1,437,908	$13,224,270
	2024	$930,769	—	$8,199,870	$2,049,986	$2,111,375	$10,350	$13,302,350
	2023	$842,308	—	$7,599,900	$1,899,897	$2,027,760	$9,900	$12,379,765
Ana Chadwick Former Executive Vice President, Former Chief Financial Officer	2025	$653,019	—	$2,150,790	$687,409	$902,540	$10,500	$4,404,259
	2024	$411,923	$125,000	$3,499,900	—	$544,155	—	$4,580,979
Mark Field Former Senior Vice President, Chief Technology Officer	2025	$118,308	—	$1,720,739	$549,927	$132,674	$644,917	$3,166,565
	2024	$466,154	—	$1,799,663	$599,938	$584,962	$10,350	$3,461,067
	2023	$426,462	—	$1,185,908	$228,680	$517,779	$9,900	$2,368,729

Salary (Column C). The salaries listed in this Summary Compensation Table differ from the annual salaries approved by the Talent and Compensation Committee due to the fact that the approved salaries became effective in February of the year in which approved and, also, for Messrs. Benjamin and Singh, due to the fact that they each received an increase in base salary during the year. See the “Base Salary” section of the CD&A for more detail on these changes in base salary. For Mses. McEvoy and Pease, includes salary earned from their first days of employment, April 28, 2025 and September 30, 2025, respectively, through the end of fiscal 2025. For Messrs. Hollingshead and Field, includes salary earned from the beginning of fiscal 2025 through their respective last days of employment.
Bonus (Column D). For Ms. Pease, the amount in this column represents a cash sign-on bonus; this bonus is subject to clawback by the Company should Ms. Pease leave the Company voluntarily or be terminated for cause during the first eighteen (18) months of her employment.
Stock Awards (Column E) and Option Awards (Column F). Reflects the aggregate grant date fair value, calculated in accordance with Accounting Standards Codification 718 (“ASC 718”), of stock option, restricted stock unit and PSU awards issued to each of our named executive officers. The assumptions we used for calculating the grant date fair values are set forth in note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. These amounts do not represent the actual amounts paid to or realized by our named executive officers. For the 2025 PSU awards, the grant date fair value is based on the estimated probability of satisfying the market condition modifier (relative total shareholder return). At maximum performance, the grant date fair value of the 2025 PSU awards are $19,917,803 for Ms. McEvoy, $3,033,862 for Mr. Benjamin, $2,022,575 for Mr. Kapples, $1,596,710 for Mr. Singh, $13,094,497 for Mr. Hollingshead, $2,927,112 for Ms. Chadwick, and $2,341,690 for Mr. Field. Ms. Pease did not receive a grant of PSUs in 2025. Further information regarding the 2025 awards is included in the Fiscal 2025 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2025 Fiscal Year-End Table and in the “Long-Term Incentive Compensation” section in the CD&A.

42 INSULET CORPORATION - 2026 Proxy Statement

Non-Equity Incentive Plan Compensation (Column G). Represents annual incentive cash awards paid to the named executive officers under our Annual Incentive Plan, based on Company performance in 2025. For information regarding the calculation of these awards, see the “Annual Incentive Compensation” section in the CD&A.
All Other Compensation (Column H). Includes the aggregate dollar amount for each named executive officer of Company contributions to the Insulet Corporation 401(k) Profit Sharing Plan.
•	For Ms. McEvoy, the amount also includes $24,299 paid in connection with the reimbursement of commuting expenses and $104,037 attributable to the use of private aircraft for business purposes.
•
For Ms. Pease, the amount also includes compensation received in connection with her services as a non-employee Director in 2025 prior to her employment by the Company. Specifically, $249,738, which is the value of the 2025 annual non-employee Director RSU grant and $81,787, which is the amount of Board cash fees paid in 2025.

•	For Mr. Benjamin, the amount also includes $20,400 attributable to use of private aircraft for business purposes.
•
For Mr. Hollingshead the amount also includes the severance benefits paid in 2025 to which he is entitled under the Severance Plan, including (i) $608,000 of base salary continuation, (ii) the installments of an amount equal to two times his 2025 target bonus which was paid in 2025, $760,000 and (iii) $59,408 of health and welfare benefits. For Mr. Hollingshead, the amount does not include $3,078,000 of remaining severance installment payments which are payable after 2025, subject to his compliance with the terms of his Separation Agreement dated April 28, 2025 and the Company’s Confidentiality, Non-Solicit, Non-Compete, and IP Assignment Agreement previously executed by Mr. Hollingshead.

•
For Mr. Field, the amount includes the severance benefits paid in 2025 to which he is entitled under the Severance Plan, including (i) $363,000 of salary continuation paid in 2025, (ii) $247,585, which is the installments of his 2025 target bonus paid in 2025, and (iii) $23,832 of health and welfare benefits. For Mr. Field, the amount does not include $212,215 of remaining severance installment payments which are payable after 2025, subject to his compliance with the Company’s Confidentiality, Non-Solicit, Non-Compete, and IP Assignment Agreement previously executed by Mr. Field.

INSULET CORPORATION - 2026 Proxy Statement 43

2025 Grants of Plan-Based Awards
The following table provides information concerning the annual cash incentive awards and long-term incentive awards granted to each of our named executive officers in fiscal 2025.
•	“AIP” is the annual incentive cash award payable pursuant to our 2025 Annual Incentive Plan.
•	“PSUs” are restricted stock unit awards subject to performance-based vesting, which we refer to as performance unit awards.
•	“RSUs” are restricted stock unit awards subject to time-based vesting.
•	“Options” are nonqualified stock options subject to time-based vesting.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(A)	(B)		(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)
Ashley McEvoy
AIP			$507,890	$1,015,781	$2,031,562
PSUs	5/13/2025	4/27/2025				14,310	28,620	71,550				$9,958,901
RSUs	5/13/2025	4/27/2025							9,540			$2,999,948
Options	5/13/2025	4/27/2025								24,150	$314.46	$2,999,913
Flavia Pease
AIP			$63,762	$127,525	$255,049
PSUs
RSUs	10/1/2025	9/10/2025							11,708			$3,582,414
Options	10/1/2025	9/10/2025								1,641	$305.98	$194,229
Eric Benjamin
AIP			$223,427	$446,855	$893,710
PSUs	2/25/2025	2/17/2025				2,672	5,343	13,358				$1,516,931
RSUs	2/25/2025	2/17/2025							2,671			$712,302
Options	2/25/2025	2/17/2025								6,763	$266.68	$712,482
John Kapples
AIP			$159,150	$318,300	$636,600
PSUs	2/25/2025	2/17/2025				1,781	3,562	8,905				$1,011,287
RSUs	2/25/2025	2/17/2025							1,781			$474,957
Options	2/25/2025	2/17/2025								4,508	$266.68	$474,918
Prem Singh
AIP			$134,860	$269,720	$539,439
PSUs	2/25/2025	2/17/2025				1,406	2,812	7,030				$798,355
RSUs	2/25/2025	2/17/2025							1,406			$374,952
Options	2/25/2025	2/17/2025								3,559	$266.68	$374,941
James Hollingshead
AIP			$617,500	$1,235,000	$2,470,000
PSUs	2/25/2025	2/17/2025				11,531	23,061	57,653				$6,547,249
RSUs	2/25/2025	2/17/2025							7,687			$2,049,969
Options	2/25/2025	2/17/2025								19,458	$266.68	$2,049,900
Ana Chadwick
AIP			$230,475	$460,950	$921,900
PSUs	2/25/2025	2/17/2025				2,578	5,155	12,888				$1,463,556
RSUs	2/25/2025	2/17/2025							2,577			$687,234
Options	2/25/2025	2/17/2025								6,525	$266.68	$687,409
Mark Field
AIP			$169,400	$338,800	$677,600
PSUs	2/25/2025	2/17/2025				2,062	4,124	10,310				$1,170,845
RSUs	2/25/2025	2/17/2025							2,062			$549,894
Options	2/25/2025	2/17/2025								5,220	$266.68	$549,927

Non-Equity Incentive Plan Awards (Columns C through E). Reflects threshold, target and maximum award amounts for fiscal 2025 pursuant to the 2025 Annual Incentive Plan. The actual amounts earned by each named executive officer pursuant to such awards are set forth in Column G of the Summary Compensation Table. For Mses. McEvoy and Pease, these amounts reflect their target awards under the 2025 Annual Incentive Plan based on a partial year of employment. For Messrs. Hollingshead and Field, these amounts reflect their target awards under the 2025 Annual Incentive Plan as approved by the Talent and Compensation Committee in February 2025.
Equity Incentive Plan Awards – PSUs (Columns F through H). Reflects threshold, target and maximum award amounts for the fiscal 2025 - fiscal 2027 performance cycle pursuant to PSUs issued as part of our fiscal 2025 annual equity awards. The actual amounts, if

44 INSULET CORPORATION - 2026 Proxy Statement

any, earned by each named executive officer pursuant to such awards are determined by the Committee at the end of the three-year performance cycle and are based upon the Company’s cumulative Adjusted Revenue and Adjusted EBIT during fiscal 2025, 2026 and 2027 as compared to a target level of performance for such performance period as established by the Committee on the grant date. At threshold performance, these PSU awards provide a payout equal to fifty percent (50%) of the target award. At maximum performance, these PSU awards provide a payout equal to two hundred percent (200%) of the target award, with an additional 25% modifier if the relative total shareholder return market condition is met. For more information regarding PSUs, see the “Long-Term Incentive Compensation” section in the CD&A.
Equity Incentive Plan Awards – Other Stock Awards and Option Awards (Columns I and J). Reflects the number of shares underlying restricted stock unit awards and stock option awards, respectively, that were granted to all NEOs, other than Mses. McEvoy and Pease, effective February 25, 2025 as part of our fiscal 2025 annual equity awards. For Mses. McEvoy and Pease, reflects the number of shares underlying restricted stock unit awards and stock option awards granted at hire, May 13, 2025, for Ms. McEvoy and effective October 1, 2025 for Ms. Pease. Annual restricted stock unit awards vest one-third annually beginning on the first anniversary of the grant date and stock option awards vest one-quarter annually beginning on the first anniversary of the grant date. For Ms. Pease, amounts in this table do not include restricted stock unit awards received in connection with her services as a non-employee Director in 2025 prior to her employment by the Company; these amounts are included in the 2025 Director Compensation Table.
Exercise Price of Option Awards (Column K). The exercise price for option awards is the closing price of our common stock on the grant date.
Grant Date Fair Value (Column L). The grant date fair value is generally the amount that the Company would expense in its financial statements over the award’s service period. The assumptions we used for calculating the grant date fair values are set forth in note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

INSULET CORPORATION - 2026 Proxy Statement 45

Outstanding Equity Awards at 2025 Fiscal Year End
The following table provides information regarding outstanding stock option awards and unvested restricted stock unit and PSU awards held by each named executive officer as of December 31, 2025. Unless otherwise specified, the market value of outstanding stock awards in the table is calculated by multiplying the number of unvested stock units or PSUs by $284.24, the closing value of our stock on December 31, 2025, which was the last trading day of our 2025 fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
Ashley McEvoy	—	24,150(1)	$314.46	5/13/2035	9,540(2)	$2,711,650	57,240(3)	$16,269,898
Flavia Pease	—	1,641(4)	$305.98	10/1/2035	736(5)	$209,201	—	—
					778(6)	$221,139
					9,804(7)	$2,786,689
					1,904(8)	$541,193
Eric Benjamin	2,618(9)	—	$202.64	2/10/2030	603(10)	$171,397	7,236(11)	$2,056,761
	2,602(12)	—	$279.69	2/17/2031	2,701(13)	$767,732	16,204(14)	$4,605,825
	3,120(15)	1,040	$264.69	2/28/2032	200(13)	$56,848	1,200(14)	$341,088
	2,167(16)	2,168	$276.36	2/28/2033	2,671(17)	$759,205	10,686(18)	$3,037,389
	2,426(19)	7,279	$166.62	2/27/2034
	179(19)	539	$166.62	2/27/2034
	—(20)	6,763	$266.68	2/25/2035
John Kapples	3,141(9)	—	$202.64	2/10/2030	437(10)	$124,213	5,246(11)	$1,491,123
	3,252(12)	—	$279.69	2/17/2031	1,650(13)	$468,996	9,902(14)	$2,814,544
	2,827(15)	943	$264.69	2/28/2032	200(13)	$56,848	1,200(14)	$341,088
	1,571(16)	1,572	$276.36	2/28/2033	1,781(17)	$506,231	7,124(18)	$2,024,926
	1,482(19)	4,449	$166.62	2/27/2034
	179(19)	539	$166.62	2/27/2034
	—(20)	4,508	$266.68	2/25/2035
Prem Singh	—(15)	195	$264.69	2/28/2032	211(10)	$59,975	2,532(11)	$719,696
	—(16)	759	$276.36	2/28/2033	1,200(13)	$341,088	7,202(14)	$2,047,096
	—(19)	539	$166.62	2/27/2034	200(13)	$56,848	1,200(14)	$341,088
	—(19)	3,235	$166.62	2/27/2034	1,406(17)	$399,641	5,624(18)	$1,598,566
	—(20)	3,559	$266.68	2/25/2035
Ana Chadwick	—(20)	6,525	$266.68	2/25/2035	4,894(13)	$1,391,071	14,682(14)	$4,173,212
					3,916(21)	$1,113,084	10,310(18)	$2,930,514
					2,577(17)	$732,486

(1)
Represents stock options granted May 13, 2025 as a new hire award in connection with Ms. McEvoy’s commencement of employment. The stock options vest twenty-five percent (25%) annually beginning on the first anniversary of the grant date and have a ten-year term.

(2)
Represents RSUs granted May 13, 2025 as a new hire award in connection with Ms. McEvoy’s commencement of employment. The restricted stock units vest one-third annually beginning on the first anniversary of the grant date.

(3)
Represents PSUs granted May 13, 2025 as a new hire award in connection with Ms. McEvoy’s commencement of employment, which vest after the end of the fiscal 2025 - fiscal 2027 performance cycle to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of maximum operational goal performance.

(4)
Represents stock options granted October 1, 2025 as a new hire award in connection with Ms. Pease’s commencement of employment. The stock options vest twenty-five percent (25%) annually beginning on the first anniversary of the grant date and have a ten-year term.

(5)
Represents the unvested portion of the initial RSU award granted to Ms. Pease January 18, 2024 when she joined Insulet’s Board. The award vested 50% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and is scheduled to vest 25% on the third anniversary of the grant date.

(6)	Represents the annual RSU award granted to Ms. Pease May 23, 2025 while serving on Insulet’s Board. The award is scheduled to vest in full on April 30, 2026.
(7)
Represents RSUs granted October 1, 2025 as a sign-on award in connection with Ms. Pease’s commencement of employment. The restricted stock units vest one-third annually beginning on the first anniversary of the grant date.

(8)
Represents RSUs granted October 1, 2025 as a new hire award in connection with Ms. Pease’s commencement of employment. The restricted stock units vest one-third annually beginning on the first anniversary of the grant date.

46 INSULET CORPORATION - 2026 Proxy Statement

(9)	Represents fully vested stock options granted on February 10, 2020, as part of our fiscal 2020 annual equity awards.
(10)	Represents RSUs granted on February 28, 2023, as part of our fiscal 2023 annual equity awards, which vest one-third annually, beginning on the first anniversary of the grant date.
(11)
Represents PSUs granted on February 28, 2023, as part of our fiscal 2023 annual equity awards, which vested on February 12, 2026, following the Committee’s certification of performance results. The Company achieved maximum performance for the three-year performance period ended December 31, 2025, resulting in vesting at 200% of target. For more information, see the “Vesting of Fiscal 2023 PSU Awards” section in the CD&A.

(12)	Represents fully vested stock options granted on February 17, 2021, as part of our fiscal 2021 annual equity awards.
(13)
Represents RSUs granted on February 27, 2024 (May 1, 2024 for Ms. Chadwick), as part of our fiscal 2024 annual equity awards, which vest one-third annually, beginning on the first anniversary of the grant date.

(14)
Represents PSUs granted on February 27, 2024 (May 1, 2024 for Ms. Chadwick), as part of our fiscal 2024 annual equity awards, which vest after the end of the fiscal 2024 - fiscal 2026 performance cycle (such performance cycle ends December 31, 2026) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of maximum performance.

(15)
Represents stock options granted on February 28, 2022, as part of our fiscal 2022 annual equity awards, which vest twenty-five percent (25%) annually beginning on the first anniversary of the grant date.

(16)
Represents stock options granted on February 28, 2023, as part of our fiscal 2023 annual equity awards, which vest twenty-five percent (25%) annually beginning on the first anniversary of the grant date.

(17)	Represents RSUs granted on February 25, 2025, as part of our fiscal 2025 annual equity awards, which vest one-third annually, beginning on the first anniversary of the grant date.
(18)
Represents PSUs granted on February 25, 2025, as part of our fiscal 2025 annual equity awards, which vest after the end of the fiscal 2025 - fiscal 2027 performance cycle (such performance cycle ends December 31, 2027) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of maximum operational goal performance.

(19)
Represents stock options granted on February 27, 2024, as part of our fiscal 2024 annual equity awards, which vest twenty-five percent (25%) annually beginning on the first anniversary of the grant date.

(20)
Represents stock options granted on February 25, 2025, as part of our fiscal 2025 annual equity awards, which vest twenty-five percent (25%) annually beginning on the first anniversary of the grant date.

(21)
Represents RSUs granted on May 1, 2024, as a sign-on award in connection with Ms. Chadwick’s commencement of employment, which vest one-third annually, beginning on the first anniversary of the grant date.

2025 Option Exercises and Stock Vested
The following table provides information regarding the vesting of stock awards and exercise of options during fiscal 2025.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ashley McEvoy	—	—	—	—
Flavia Pease(3)	—	—	2,115	$550,881
Eric Benjamin	13,222	$2,887,675	7,664	$2,121,503
John Kapples	5,278	$1,177,222	6,447	$1,788,899
Prem Singh	2,600	$233,157	3,001	$820,924
James Hollingshead	15,605	$1,537,930	50,297	$13,884,903
Ana Chadwick	—	—	4,404	$1,102,101
Mark Field	10,094	$1,408,628	5,673	$1,623,054

(1)
The amounts shown in this column represent the number of shares acquired on exercise multiplied by the difference between the market price of the Company’s common stock upon exercise and the exercise price of the options.

(2)	The amounts shown in this column represent the number of shares vested multiplied by the closing price of our common stock on the vesting date.
(3)
The stock awards shown in this column for Ms. Pease were granted in connection with her service as a non-employee Director on our Board. Ms. Pease elected to defer these awards pursuant to our Deferred Compensation Plan. In accordance with the Deferred Compensation Plan, upon Ms. Pease’s resignation from our Board, she began to receive distributions of these deferred shares, which will continue in five additional substantially equal installments on the anniversaries of the effective date of her Board resignation.

INSULET CORPORATION - 2026 Proxy Statement 47

Potential Payments Upon Termination or Change in Control
Severance Plan. We maintain the Insulet Corporation Amended and Restated Executive Severance Plan (the “Severance Plan”), pursuant to which benefits are payable to any named executive officer upon an involuntary termination of employment for any reason other than cause, disability or death. As Chief Executive Officer, Ms. McEvoy is also entitled to benefits in the event of a good reason resignation pursuant to the terms of the Severance Plan. For this purpose, a “good reason resignation” is defined as a material adverse diminution in the Chief Executive Officer’s responsibilities, authorities or duties, a material reduction in the Chief Executive Officer’s base salary or a relocation of the Company’s offices to a location more than 50 miles away from the Chief Executive Officer’s current office. Benefits upon an involuntary termination (or, for Ms. McEvoy, also for a good reason resignation) include:
•
For Chief Executive Officers: (i) salary continuation payments equal to two times base salary, (ii) installment payments equal to two times target annual incentive cash award, (iii) a prorated payment of his annual incentive cash award, (iv) continued health and dental coverage at employee rates for a period of up to 24 months, and (v) reimbursement for outplacement services up to $25,000.

•
For Executive Vice Presidents or Senior Vice Presidents: (i) salary continuation payments equal to one times base salary, (ii) installment payments equal to one times target annual incentive cash award, (iii) a prorated payment of annual incentive cash award, (iv) continued health and dental coverage at employee rates for a period of up to 12 months, and (v) reimbursement for outplacement services up to $25,000.

The Severance Plan also provides that benefits are payable to a named executive officer if, within two years after or 60 days before a change-in-control, the named executive officer either resigns for good reason or experiences an involuntary termination of employment for any reason other than cause, disability or death. In this event, severance benefits include:
•
For the Chief Executive Officer and all Executive Vice Presidents and Senior Vice Presidents: (i) a lump sum cash payment equal to (A) two times base salary, plus (B) two times the higher of the named executive officer’s target annual incentive plan bonus for the fiscal year in which the termination event occurs or the annual incentive plan bonus actually paid for the fiscal year which immediately precedes the fiscal year in which the termination event occurs; (ii) a prorated payment of the named executive officer’s annual incentive cash award; (iii) continued health coverage at employee rates for a period of up to 24 months; (iv) reimbursement for outplacement services of up to $25,000; and (v) full and accelerated vesting of all outstanding equity awards.

The Severance Plan conditions payment of severance benefits upon the executive officer signing a severance agreement and release of claims against the Company.
Equity Awards. The terms of equity awards issued to named executive officers provide for vesting under various termination or change in control scenarios as described below.
•	Death or Disability. The terms of our stock option, restricted stock unit and performance unit awards provide for full vesting upon an executive’s death or disability.
•
Change in Control. The terms of our stock option, restricted stock unit and performance unit awards provide for full vesting of such awards upon a change in control if, within two years after the change in control, the award holder is involuntarily terminated without cause or resigns for good reason.

48 INSULET CORPORATION - 2026 Proxy Statement

The table below reflects the amount of compensation that would become payable to each of our named executive officers, other than Mr. Hollingshead and Mr. Field, under then existing plans or agreements if the named executive officer’s employment had terminated on December 31, 2025, the last day of our 2025 fiscal year, based on, where applicable, our closing stock price as of December 31, 2025 (the last trading day of our 2025 fiscal year), which was $284.24. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available generally to salaried employees, such as benefits under tax-qualified retirement plans. For Mr. Hollingshead and Mr. Field, the table below reflects the amount of compensation that became payable as of their respective termination dates, April 28, 2025 and March 14, 2025.
The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, other than for Mr. Hollingshead and Mr. Field, actual amounts paid or distributed may be higher or lower than indicated in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the attained level of performance for PSUs, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment.

Name and Termination Scenario	Cash Severance	Value of Accelerated Unvested Equity Awards	Welfare Benefits and Outplacement	Total
(A)	(B)	(C)	(D)	(E)
Ashley McEvoy
Involuntary Termination or Voluntary Termination with Good Reason	$8,217,210	$5,423,299	$25,000	$13,665,509
Death or Disability	$2,927,210	$10,846,598	—	$13,773,808
Change in Control Termination	$8,217,210	$10,846,598	$25,000	$19,088,808
Flavia Pease
Involuntary Termination	$2,195,479	—	$34,047	$2,229,526
Death or Disability	$979,979	$3,758,221	—	$4,738,200
Change in Control Termination	$3,410,979	$3,758,221	$43,093	$7,212,293
Eric Benjamin
Involuntary Termination	$2,221,824	—	$48,832	$2,270,656
Death or Disability	$1,033,824	$7,851,440	—	$8,885,264
Change in Control Termination	$3,722,884	$7,851,440	$72,665	$11,646,989
John Kapples
Involuntary Termination	$1,472,031	—	$51,372	$1,523,403
Death or Disability	$623,231	$5,188,801	—	$5,812,032
Change in Control Termination	$2,772,367	$5,188,801	$77,743	$8,038,912
Prem Singh
Involuntary Termination	$1,387,400	—	$48,832	$1,436,232
Death or Disability	$587,400	$3,726,962	—	$4,314,362
Change in Control Termination	$2,472,844	$3,726,962	$72,665	$6,272,471
James Hollingshead
Involuntary Termination	$5,227,752	$1,877,108	$84,408	$7,189,268
Ana Chadwick
Involuntary Termination	$2,021,990	$1,252,077	$48,832	$3,322,900
Death or Disability	$902,540	$6,903,083	—	$7,805,623
Change in Control Termination	$3,307,850	$6,903,083	$72,665	$10,283,598
Mark Field
Involuntary Termination	$955,474	—	$48,832	$1,004,306

Cash Severance (Column B)
Involuntary Termination. Represents continuing payments which include the following components: For Ms. McEvoy: salary continuation equal to two times annual base salary; two times target annual bonus; and a pro-rata bonus for fiscal 2025. For Ms. Pease and Messrs. Benjamin, Kapples, and Singh: salary continuation equal to one times annual base salary; installment payments equal to one times target annual incentive cash award; and a pro-rata bonus for fiscal 2025. For purposes of this scenario, we assume that the named executive officer terminates employment on December 31, 2025, the last day of our 2025 fiscal year and, therefore, that the pro-rata bonus for fiscal 2025 equals the full bonus for the fiscal year, based on Company performance, as described below.
Change in Control Termination. Represents a single lump sum payment which includes the following with respect to each named executive officer: (i) two times annual base salary, (ii) two times the higher of (A) the named executive officer’s fiscal 2025 target annual incentive bonus or (B) the actual bonus payable to the named executive officer for fiscal 2024, and (iii) a pro-rata bonus for fiscal 2025. For purposes of this scenario, we assume that the named executive officer terminates employment on December 31, 2025, the last day of our 2025 fiscal year and, therefore, that the pro-rata bonus for fiscal 2025 equals the full bonus for the fiscal year.

INSULET CORPORATION - 2026 Proxy Statement 49

Based on the terms of the Severance Plan, the pro-rata bonus for fiscal 2025 is determined based on the degree to which the applicable Company-based financial performance metrics were satisfied and assuming target achievement for any performance metrics related to individual performance. As a result, for purposes of above scenarios, the pro-rata bonus for fiscal 2025 for each named executive officer is based upon a Company performance factor of 195.8%. For more information, see the “Annual Incentive Compensation” section in the CD&A.
Value of Accelerated Unvested Equity Awards (Column C)
The amounts reported in this column represent the value that would have been attained upon (i) the full vesting of all unvested options held by the named executive officers of December 31, 2025; (ii) the full vesting of all restricted unit awards that would have become vested on December 31, 2025; and (iii) the full vesting of all performance unit awards that would have become vested on December 31, 2025, assuming target performance.
Welfare Benefits and Outplacement (Column D)
Involuntary Termination. For Mr. Hollingshead, the amount represents the cost to continue health and dental insurance coverage for an 18-month period after his termination date, April 28, 2025, and a one-time cash payment equal to six (6) months of the full portion of the COBRA continuation coverage monthly premiums at the rate in effect for the first month of coverage. For each of our named executive officers other than Ms. McEvoy and Mr. Hollingshead, represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s medical and dental plans for 12 months. It does not include continued coverage for Ms. McEvoy, as Ms. McEvoy did not elect medical and dental coverage in 2025. Also includes $25,000 for outplacement services for the named executive officers.
Change in Control Termination. Represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s medical and dental plans for 24 months, plus $25,000 for outplacement services.

50 INSULET CORPORATION - 2026 Proxy Statement

Pay Versus Performance
As required by SEC rules, we are providing the information below about the relationship between executive compensation, as computed in accordance with SEC rules, and certain measures of the Company’s financial performance. For further information concerning the Company’s pay for performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, please see the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement.
Pay Versus Performance Table

	Summary Compensation Total for PEO			Compensation Actually Paid to PEO					Value of Initial $100 Investment Based on:
Fiscal Year	CEO/ PEO1(1)(3) ($)	PEO2(1)(2)(3) ($)	PEO3(2)(3) ($)	PEO1(2)(3)(4)(5) ($)	PEO2(1)(4)(5)(6) ($)	PEO3(1)(3)(4)(6) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4)(5)(6) ($)	PODD Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income (in millions) ($)	Adjusted Revenue (7) (in millions) ($)
(A)	(B1)	(B2)	(B3)	(C1)	(C2)	(C3)	(D)	(E)	(F)	(G)	(H)	(I)
2025	$18,858,968	$13,224,270	—	$25,206,415	($32,119,390)	—	$3,811,666	$3,860,314	$111.19	$99.39	$247.1	$2,662.9
2024	—	$13,302,350	—	—	$32,707,769	—	$3,341,659	$6,553,447	$102.13	$81.07	$418.3	$2,074.1
2023	—	$12,379,765	—	—	$12,803,863	—	$2,840,156	$351,212	$84.88	$81.77	$206.3	$1,689.3
2022	—	$10,817,028	$15,711,252	—	$16,062,320	$13,495,700	$3,375,872	$4,244,342	$115.16	$76.75	$4.6	$1,331.0
2021	—	—	$9,723,273	—	—	$9,120,882	$2,585,706	$2,613,046	$104.08	$96.45	$16.8	$1,091.9

(1)
During 2025, both Ashley McEvoy (PEO1) and James Hollingshead (PEO2) served Insulet’s Principal Executive Officer (PEO) for a portion of the year. Mr. Hollingshead served as PEO from January 1, 2025 to April 28, 2025 and Ms. McEvoy served as PEO from April 28, 2025 to December 31, 2025.

(2)
During 2022, both James Hollingshead and Shacey Petrovic (PEO3) served as Insulet’s PEO for a portion of the year. Ms. Petrovic served as PEO in 2021, and from January 1, 2022 to June 1, 2022. Mr. Hollingshead served as PEO from June 1, 2022 to December 31, 2022, in 2023 and 2024, and from January 1, 2025 to April 28, 2025.

(3)
These amounts represent compensation set forth in the “Total” column of the Summary Compensation Table for our PEO and an average of the Summary Compensation totals for the following non-PEO named executive officers (“Other NEOs”) for the years indicated:

Year	PEO	Non-PEO NEOs (Other NEOs)
2025	Ashley McEvoy James Hollingshead	Flavia Pease, Eric Benjamin, John Kapples, Prem Singh, Ana Chadwick, Mark Field
2024	James Hollingshead	Ana Chadwick, Eric Benjamin, John Kapples, Mark Field, Lauren Budden
2023	James Hollingshead	Lauren Budden, Eric Benjamin, John Kapples, Mark Field, Wayde McMillan, Bret Christensen
2022	James Hollingshead Shacey Petrovic	Wayde McMillan, Charles Alpuche, Bret Christensen, Eric Benjamin
2021	Shacey Petrovic	Wayde McMillan, Charles Alpuche, Bret Christensen, John Kapples

(4)
Amounts represent “compensation actually paid” as computed in accordance with SEC rules (“compensation actually paid” or “CAP”) to our PEO and the average “compensation actually paid”, also as computed in accordance with SEC rules, to the Other NEOs for the years indicated above. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the executives during the applicable years. For information regarding the decisions made by our Talent and Compensation Committee relating to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

INSULET CORPORATION - 2026 Proxy Statement 51

(5)
The table below reflects the amounts deducted and added to the Summary Compensation Table total compensation in order to determine compensation actually paid, as defined and computed in accordance with SEC rules.

Executive	Fiscal Year	Total Reported in Summary Compensation Table	- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in 2025	+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	- Fair Value as of Prior Fiscal Year- End of Option Awards and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions during Fiscal Year(a)(b)	Compensation Actually Paid
Ashley McEvoy (CEO/PEO1)	2025	$18,858,968	($15,958,763)	$22,306,209	$0	$0	$0	$25,206,415
James Hollingshead (PEO2)	2025	$13,224,270	($10,647,118)	$0	$0	$790,852	($35,487,394)	($32,119,390)
	2024	$13,302,350	($10,249,856)	$25,478,850	$4,713,605	($537,180)	$0	$32,707,769
	2023	$12,379,765	($9,499,797)	$11,615,643	($1,533,273)	($158,475)	$0	$12,803,863
	2022	$10,817,028	($8,999,878)	$14,245,170	$0	$0	$0	$16,062,320
Shacey Petrovic (PEO3)	2022	$15,711,252	($14,006,044)	$11,115,887	$1,586,091	($911,486)	$0	$13,495,700
	2021	$9,723,273	($7,999,379)	$7,011,866	($692,234)	$1,077,356	$0	$9,120,882
Average for Other NEOs	2025	$3,811,666	($2,556,106)	$3,104,837	$483,405	$66,748	($1,050,236)	$3,860,314
	2024	$3,341,659	($2,289,749)	$5,179,609	$443,080	($121,153)	$0	$6,553,447
	2023	$2,840,156	($1,835,437)	$1,003,036	($240,497)	$115,240	($1,531,286)	$351,212
	2022	$3,375,872	($2,274,727)	$2,984,865	$450,758	($292,425)	$0	$4,244,342
	2021	$2,585,706	($1,674,745)	$1,484,500	($55,242)	$272,828	$0	$2,613,046

(a)
Messrs. Christensen and McMillan left the Company on May 5, 2023 and October 20, 2023, respectively. Their outstanding unvested stock awards and option awards were forfeited in 2023 and will not be realized.

(b)	Mr. Hollingshead left the Company on April 28, 2025. His outstanding stock awards and option awards were forfeited in 2025 and will not be realized.
(6)
Equity values used to determine the deductions and additions set forth in the tables in note 4 above to calculate “compensation actually paid” for our CEO/PEO and average “compensation actually paid” for our Other NEOs are calculated in accordance with ASC 718. Adjustments with respect to stock option awards have been made as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term volatility and risk-free rates) as of the relevant measurement date in accordance with U.S. GAAP. Adjustments with respect to the PSUs are based on both the stock price as of the measurement date as well as our estimate of the probable outcome of the performance conditions applicable to each PSU award.

(7)
Adjusted revenue is Insulet’s self-selected most important financial metric used to determine compensation actually paid in the most recent fiscal year. Adjusted revenue, which is a non-GAAP financial measure, is annual revenue as reported in the Company’s publicly filed financial statements, adjusted to exclude variances attributable to fluctuations in foreign exchange rates (i.e., on a constant currency basis).

2025 Financial Performance Measures
For the fiscal year ended December 31, 2025, the most important financial performance measures used to link compensation actually paid to our NEOs (including our PEOs) to company performance were Adjusted Revenue, Adjusted EBIT and Relative TSR. As discussed in the “Compensation Discussion and Analysis” (“CD&A”) section of the proxy statement, these measures are used in our Annual Incentive Plan as well as for our PSUs issued under our Long-Term Equity Incentive Plan. For our 2025 Annual Incentive Plan, we also utilized non-financial strategic measures, as described in the CD&A.

Important Financial Performance Measures
Adjusted Revenue
Adjusted EBIT
Relative TSR

52 INSULET CORPORATION - 2026 Proxy Statement

Relationship Between Compensation Actually Paid and Performance Measures
The following graph compares the compensation actually paid to our PEOs and the average of compensation actually paid to our Other NEOs with Insulet’s cumulative total shareholder return (“PODD TSR”) and the cumulative total shareholder return of the Nasdaq Healthcare Index (“IXHC TSR”). The PODD TSR and the IXHC TSR assume that $100 was invested beginning on December 31, 2020. The PODD TSR declined from December 31, 2022 to December 31, 2023, recovered from December 31, 2023 to December 31, 2024 and continued to increase from December 31, 2024 to December 31, 2025.
PEO and Average Other NEO compensation generally follows a similar pattern for that period: declining from December 31, 2022 to December 31, 2023 and increasing from December 31, 2023 to December 31, 2024. PEO and Average Other NEO CAP decreased overall in 2025 in part due to the termination of Mr. Hollingshead as our PEO and the hiring of Ms. McEvoy as our PEO in April 2025. Due to these events, the CAP to Mr. Hollingshead reflects forfeiture of unearned equity awards and the CAP for Ms. McEvoy reflects compensation for a partial year, from April 28, 2025 to December 31, 2025. We anticipate that PEO CAP will increase in 2026, reflecting a full year of compensation for Ms. McEvoy. Additionally, the PODD TSR since December 31, 2020 is positive and higher than the IXHC TSR for the same period.

INSULET CORPORATION - 2026 Proxy Statement 53

The following graph compares the compensation actually paid to each of our PEOs and the average of compensation actually paid to our Other NEOs with our net income. The Company’s net income increased considerably from 2023 to 2024 and then decreased from 2024 to 2025. In addition, PEO and average NEO compensation actually paid increased between 2023 and 2024 then decreased between 2024 and 2025. Net income is not a financial measure used by our Talent and Compensation Committee to link the compensation actually paid to our NEOs to Company performance.

54 INSULET CORPORATION - 2026 Proxy Statement

The following graph compares the compensation actually paid to our PEO and the average compensation actually paid to our Other NEOs with our adjusted revenue. The Company’s adjusted revenue increased considerably from 2023 to 2024 and from 2024 to 2025. CAP also increased from 2023 to 2024 and decreased from 2024 to 2025. The decrease in CAP in 2025 was in part due to the termination of Mr. Hollingshead as our PEO and the hiring of Ms. McEvoy as our PEO in April 2025, as further detailed in the lead-in to the Insulet Corporation CAP vs. TSR Graph on page 53. As noted above and in the 2025 Compensation Elements and Decisions section of the CD&A, Adjusted Revenue is one of the most important financial measures used to link compensation actually paid to our NEOs to company performance and is the most heavily weighted measure in the Annual Incentive Plan and for our PSUs.

INSULET CORPORATION - 2026 Proxy Statement 55

Non-Employee Director Compensation
Compensation Structure
The purpose of our Non-Employee Director Compensation program is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber Directors. The compensation program consists of an annual cash retainer, supplemental annual cash retainers for committee chairs and committee members, an annual equity award and, for new Directors, an initial equity award, all as detailed below.
Benchmarking
The Compensation Committee, in conjunction with the Board, annually reviews compensation paid to non-employee Directors and recommends adjustment, as appropriate. After considering advice from its independent compensation consultant, in May 2025, the Compensation Committee recommended, and the Board approved, the following changes to the Non-Employee Director Compensation program, which took effect July 1, 2025:
•	$5,000 increase in the annual cash retainer for the Governance Committee Chair (from $15,000 to $20,000);
•	$5,000 increase in the annual cash retainer for Governance Committee members (from $5,000 to $10,000);
•	$5,000 increase in the annual cash retainer for the Science and Technology Committee Chair (from $15,000 to $20,000); and
•	$5,000 increase in the annual cash retainer for Science and Technology Committee members (from $5,000 to $10,000).
Annual Cash Compensation
The following sets forth the annual cash compensation payable to our Non-Employee Directors for their service on our Board and its committees, effective July 1, 2025.

Annual Cash Retainers	Board of Directors	Audit Committee	Nominating, Governance and Risk Committee	Talent and Compensation Committee	Science and Technology Committee
Chair(1)(2)	$170,000	$25,000	$20,000	$20,000	$20,000
Member	$70,000	$12,500	$10,000	$10,000	$10,000

(1)	The Board Chair receives a $70,000 annual cash retainer for service as a Board member as well as an additional annual retainer of $100,000 for service as Chair, for a total of $170,000.
(2)
The amounts included for Committee Chairs reflect their entire retainer for service on the Committee. For example, the Nominating, Governance and Risk Committee Chair receives $20,000 in total for serving on the Nominating, Governance and Risk Committee, not $30,000.

Cash payments are made quarterly in arrears.
Annual Equity Compensation
On the date of each Annual Meeting of Shareholders, each non-employee Director who is continuing on the Board following the date of such annual meeting is granted restricted stock units with a total fair market value equal to $250,000 (the “Annual Award”) on the date of the grant. The Annual Award is issued based on the closing sale price of the common stock on the date of grant. The Annual Awards to non-employee Directors fully vest on April 30 of the first year following the date of grant.
Initial Equity Compensation
When they join the Board, new Directors receive restricted stock units with a total fair market value equal to $300,000 (the “Initial Award”), prorated for the number of days served. The Initial Award is issued based on the closing sale price of the Company’s common stock on the date of grant. The Initial Award vests in full on the same date that the outstanding annual grants to Directors are scheduled to vest, generally April 30 of the first year following the date of grant.

56 INSULET CORPORATION - 2026 Proxy Statement

Deferred Compensation
A non-employee Director may elect to defer all or a portion of his or her cash fees into equity, and/or defer the settlement of his or her Annual Award or Initial Award, all to the extent permitted by, and subject to the terms of, the Insulet Corporation Deferred Compensation Plan for Non-Employee Directors, adopted by the Company on September 19, 2023, as may be amended from time to time (the “Deferred Compensation Plan”). Dr. Frederick elected to defer his 2025 Annual Award. Mr. Huffines elected to defer his 2025 cash fees into equity.
The following table sets forth the compensation paid to our non-employee Directors during the year ended December 31, 2025. Directors who are employees of the Company do not receive any compensation for their service as Directors.
2025 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Luciana Borio	$92,500	$249,738	$342,238
Wayne A. I. Frederick	$104,457	$249,738	$354,195
Jessica Hopfield	$80,543	$249,738	$330,281
Robert L. Huffines	$14,443(2)	$149,306(3)	$149,306
Michael R. Minogue	$82,500	$249,738	$332,238
Flavia H. Pease(4)	$61,162	$249,738	$310,900
Timothy J. Scannell	$183,254	$249,738	$432,992
Timothy C. Stonesifer	$95,000	$249,738	$344,738
Elizabeth H. Weatherman	$95,978	$249,738	$345,716

(1)
These amounts are based on the grant date fair value of the stock awards in the year in which the grant was made in accordance with FASB ASC 718-10, excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. These amounts do not represent the actual amounts paid to or realized by Directors for these awards during the year ended December 31, 2025.

(2)	Mr. Huffines has elected to defer his 2025 annual non-employee Director cash retainer pursuant to the Deferred Compensation Plan.
(3)	Reflects a pro-rated Initial Award.
(4)
Ms. Pease served as a non-employee Director until her appointment as our Executive Vice President and Chief Financial Officer on September 30, 2025. The Compensation in this table reflects only her compensation as a non-employee Director.

As of December 31, 2025, our non-employee Directors held options to purchase shares of our common stock and unvested restricted stock units that had been granted as Director compensation representing the following number of shares of our common stock:

Name	Stock Options	Restricted Stock Units
Luciana Borio	0	778
Wayne A. I. Frederick	0	778
Jessica Hopfield	3,587	778
Robert L. Huffines	0	477(1)
Michael R. Minogue	4,226	778
Flavia H. Pease(2)	0	778
Timothy J. Scannell	0	778
Timothy C. Stonesifer	0	1,514(3)
Elizabeth H. Weatherman	0	778

(1)	Reflects pro-rated Initial Award.
(2)	Includes only equity awards granted as compensation for services as a Director. Does not include equity granted to Ms. Pease upon becoming Chief Financial Officer.
(3)
Reflects Annual Award as well as unvested portion of Mr. Stonesifer’s initial award granted in 2024, which vested 50% on the first anniversary of grant and will vest 25% on each of the next two anniversaries of the grant.

INSULET CORPORATION - 2026 Proxy Statement 57

Proposal 2	Approval, on a Non-Binding, Advisory Basis, of the Compensation of Certain Executive Officers
As required by Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement. This is commonly known as a “say-on-pay” vote. At the Annual Meeting, the Company is presenting to shareholders the following non-binding, advisory resolution on the approval of the compensation of the named executive officers:
“RESOLVED, that the shareholders of the Company approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.”
The compensation of the Company’s named executive officers that is the subject of this resolution is the compensation disclosed in the sections entitled “Compensation Discussion and Analysis,” and “Executive Compensation Tables.” You are encouraged to carefully review these sections. The “Compensation Discussion and Analysis” includes a detailed discussion of the following as related to the Company’s named executive officers:
•	the objectives of the Company’s compensation programs;
•	what the Company’s compensation programs are designed to reward;
•	each element of compensation;
•	why the Company chooses to pay each element of compensation;
•	how the Company determines the amount (and, where applicable, the formula) for each element to pay; and
•	how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives.
The Board of Directors unanimously recommends that shareholders approve the foregoing resolution for the same reasons that the Company decided to provide this compensation to its named executive officers as articulated in the “Compensation Discussion and Analysis” section.
The proposed resolution is non-binding and advisory. This means that the resolution will not have any binding legal effect whether it is approved or not and will not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Company or the Board of Directors or any additional fiduciary duties for the Company or the Board of Directors. Also, because this non-binding, advisory resolution primarily relates to compensation of the Company’s named executive officers that has already been paid or contractually committed, there is generally no opportunity for the Company to revisit those decisions. However, the Talent and Compensation Committee does intend to take the results of the vote on this Proposal 2 into account in its future decisions regarding the compensation of the Company’s named executive officers.

  VOTE REQUIRED
To approve the proposed resolution, a majority of the shares voting on this Proposal 2 must vote FOR such approval. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this Proposal 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED RESOLUTION RELATING TO EXECUTIVE COMPENSATION.

58 INSULET CORPORATION - 2026 Proxy Statement

Proposal 3	Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2026. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work.
In making its determinations regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the views of management and will take into account the vote of the Company’s shareholders with respect to the ratification of the appointment of the Company’s independent registered public accounting firm. If the shareholders do not ratify the selection of PwC, the Audit Committee will review the Company’s relationship with PwC and will take such action as it deems appropriate, which may include continuing to retain PwC as the Company’s independent registered public accounting firm.
A representative of PwC is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders. Representatives of Grant Thornton are not expected to be present at the Annual Meeting.

  VOTE REQUIRED
The affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on this Proposal 3 is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Broker “non-votes” and abstentions are not considered voted for the proposal to ratify the appointment of PwC. Such broker “non-votes” and abstentions will have the effect of reducing the number of affirmative votes required to achieve a majority for this Proposal 3 by reducing the total number of shares from which the majority is calculated.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

INSULET CORPORATION - 2026 Proxy Statement 59

Matters Concerning Independent Registered Pubilc Accounting Firm

  Audit Committee Pre-Approval Policy
The Audit Committee charter contains procedures for the pre-approval of audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services that are to be provided to the Company by its independent registered public accounting firm have been pre-approved by the Audit Committee or its designee. Specifically, the Audit Committee or the Chair of Audit Committee pre-approves the use of such firm for specific audit and non-audit services, except that pre-approval of non-audit services is not required if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. If a proposed service has not been pre-approved by the Chair of the Audit Committee, then it must be specifically pre-approved by the Audit Committee before it may be provided by such firm. All approvals by the Chair of the Audit Committee are reviewed with the full Audit Committee. All of the audit-related, tax, and all other services provided by Grant Thornton to the Company in the fiscal years ended December 31, 2025 and 2024, and the subsequent interim period through February 18, 2026 were approved by the Audit Committee pursuant to the Pre-Approval Policy.
All non-audit services provided by Grant Thornton in 2025 and 2024, and the subsequent interim period through February 18, 2026, were reviewed with the Audit Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of their independence in the conduct of their auditing functions. For additional information concerning the Audit Committee and its activities with Grant Thornton in 2025, see “Governance of the Company – Our Board of Directors - Board Committees” and “Report of the Audit Committee of the Board of Directors.”

  CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2025, as updated by the Company’s Amended Current Report on Form 8-K/A filed with the SEC on February 24, 2026, on December 15, 2025, following careful deliberation and a competitive process, the Audit Committee approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2026 and dismissed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Grant Thornton was previously engaged to audit the Company’s consolidated financial statements for the year ending December 31, 2025. The appointment of PwC did not affect Grant Thornton’s engagement for the year ended December 31, 2025.
Grant Thornton’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Further, during the fiscal years ended December 31, 2025 and 2024, and the subsequent interim period through February 18, 2026, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
In accordance with Item 304(a)(3) of Regulation S-K, the Company requested that Grant Thornton furnish the Company with a letter addressed to the SEC stating whether it agrees with the above statements. Grant Thornton furnished the requested letter, stating its agreement with such statements, and a copy of Grant Thornton’s letter, dated February 24, 2026, is filed as Exhibit 16.1 to our amended current report on Form 8-K/A, filed with the SEC on February 24, 2026.

  FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table shows: (i) the fees for professional services rendered by Grant Thornton for the audit of the Company’s financial statements for the fiscal years ended December 31, 2025 and 2024, and (ii) the fees billed for other services rendered by Grant Thornton during such fiscal years.

	2025	2024
Audit Fees(1)	$2,496,952	$2,319,872
Audit-Related Fees(2)	$60,873	$121,800
Tax Fees(3)	$24,852	$23,200
All Other Fees	—	—
Total	$2,582,677	$2,464,872

(1)
Audit fees consist of the aggregate fees incurred for professional services rendered for: (i) the audit of the Company’s annual financial statements included in its Annual Report on Form 10-K and a review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, (ii) the filing of the Company’s registration statements and other SEC related filings, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iv) accounting consultations.

60 INSULET CORPORATION - 2026 Proxy Statement

(2)
Audit-Related Fees include pre-assurance work in preparation for greenhouse gas and European Union Corporate Sustainability Reporting Directive (CSRD) reporting obligations. These fees for 2024 were inadvertently omitted from last year's disclosure due to an administrative oversight.

(3)	Tax Fees consist of fees for professional services rendered for assistance with foreign and U.S. state and local tax compliance, transfer pricing matters and other tax planning or tax advice services.
Report of the Audit Committee of the Board of Directors
This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Timothy C. Stonesifer (Chair), Robert L. Huffines and Michael R. Minogue. None of the members of the Audit Committee is an officer or employee of the Company. Mr. Stonesifer, Mr. Huffines, and Mr. Minogue, are each “independent” for Audit Committee purposes under the applicable Nasdaq and SEC rules. Each of Mr. Stonesifer, Mr. Huffines, and Mr. Minogue, is an “audit committee financial expert” as defined under SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available in the Corporate Governance section of the Company’s website at http://www.insulet.com.
The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2025, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.
The Audit Committee also reviewed with Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025, the results of Grant Thornton’s audit and discussed matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has reviewed permitted services under SEC rules and discussed with Grant Thornton its independence from management and the Company, including the matters in the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has considered and discussed the compatibility of non-audit services provided by Grant Thornton with its independence.
The Audit Committee meets with Grant Thornton, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
Respectfully submitted by the Audit Committee,
Timothy C. Stonesifer (Chair)
Robert L. Huffines
Michael R. Minogue
This Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing with the SEC, except to the extent that the Company specifically incorporates this Report by reference into another Company filing.

INSULET CORPORATION - 2026 Proxy Statement 61

General Information About the Meeting
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting to be held on Wednesday, May 20, 2026 at 8:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/PODD2026. The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 is being made available, together with this proxy statement, to shareholders at www.proxyvote.com.
Proposals to be Voted Upon
As more fully described in this proxy statement, the purpose of the Annual Meeting is:
1.
To elect three Class I Directors (Luciana Borio, Michael R. Minogue and Timothy C. Stonesifer) nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal;

2.	To approve, on a non-binding, advisory basis, the compensation of certain executive officers as more fully described in this proxy statement;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
4.	To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Attending the Annual Meeting
The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/PODD2026. In order to attend and participate in the Annual Meeting, you will need to log in to the webcast using the 16-digit control number located on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The webcast will begin promptly at 8:00 a.m., Eastern Time, on Wednesday, May 20, 2026. Online access will begin at 7:45 a.m., Eastern Time, to provide you ample time to log in and test your device. We encourage you to access the webcast prior to the designated start time.
Submitting Questions at the Annual Meeting
We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate at the Annual Meeting as they would have at an in-person meeting. By accessing www.proxyvote.com, you will be able to submit questions in writing in advance of the annual meeting, vote, view the annual meeting procedures, and obtain copies of proxy materials and our 2025 Annual Report on Form 10-K.
Shareholders also may submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PODD2026. We will try to answer as many shareholder-submitted questions during the Annual Meeting as time permits. However, we reserve the right to exclude questions that are not pertinent to the Annual Meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
Technical Assistance for the Annual Meeting
We will have technicians ready to assist you with any technical difficulties you may have accessing the live webcast of the Annual Meeting. See www.virtualshareholdermeeting.com/PODD2026 for the technical support phone number. Please call that support number if you experience technical difficulties during the check-in process or during the Annual Meeting webcast.
List of Shareholders Available
A list of shareholders entitled to vote at the Annual Meeting will be available during the Annual Meeting at www.virtualshareholdermeeting.com/PODD2026.

62 INSULET CORPORATION - 2026 Proxy Statement

Recording of the Annual Meeting
A recording of the Annual Meeting will be available online at www.virtualshareholdermeeting.com/PODD2026 for approximately 12 months following the date of the Annual Meeting.
Record Date and Voting Rights
Only shareholders of record at the close of business on March 23, 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. As of the Record Date, 69,263,714 shares of common stock, par value $0.001 per share, of the Company were outstanding. The holders of the Company’s common stock are entitled to one vote per share on any proposal presented at the Annual Meeting.
If you are a shareholder of record, you may vote prior to the Annual Meeting in one of the following three ways, whether or not you plan to attend the Annual Meeting:
•	by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose;
•	by completing your proxy using the toll-free telephone number listed on the proxy card; or
•	by completing your proxy on the internet at the address listed on the proxy card.
Votes made by proxy over the phone or on the internet must be received by 11:59 p.m., Eastern Time, on May 19, 2026. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.
If you attend the Annual Meeting, you may vote electronically during the Annual Meeting even if you have previously returned your proxy card or completed your proxy by phone or on the internet.
Revocation of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:
•	filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy being revoked;
•	properly casting a new vote via the internet or by telephone at any time up until 11:59 p.m., Eastern Time, on May 19, 2026;
•	duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or
•	attending the Annual Meeting and voting electronically during the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).
Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Insulet Corporation, 100 Nagog Park, Acton, Massachusetts 01720, Attention: Secretary by May 19, 2026.
Quorum; Abstentions; Broker Non-Votes
The representation in person or by proxy of at least a majority of the outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of a quorum at the Annual Meeting. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Proposal 3, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2026 is considered a routine matter, and, accordingly, brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect this proposal. Brokers do not have discretionary authority to vote on any of the other Proposals. As a result, if you do not instruct your bank, broker or nominee how to vote with respect to those matters, it is expected that your bank, broker or nominee will not be able to vote on those proposals and a broker “non-vote” will occur. Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, bank or other nominee how to vote your shares on all proposals to ensure that your vote is counted.

INSULET CORPORATION - 2026 Proxy Statement 63

Vote Required
For Proposal 1, the election of three Class I Directors, the three nominees receiving the highest number of affirmative votes properly cast on the election of directors of the shares present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting will be elected as Directors. However, in accordance with the Company’s majority voting policy (as described in the section entitled “Governance of the Company – Governance Policies and Procedures”), in the event that a nominee receives a greater number of “withhold” votes than votes “for” his or her election, such nominee is required to tender his or her written resignation to the Board Chair and such resignation will be considered by the Nominating, Governance and Risk Committee and the Board of Directors. For Proposal 2 and Proposal 3, an affirmative vote of a majority of the shares present in person or represented by proxy, and voting on such matter, is required for approval of each Proposal. Broker “non-votes” and abstentions are not considered voted for purposes of any of these matters and have the effect of reducing the number of affirmative votes required to achieve a majority for the applicable matter by reducing the total number of shares from which a majority is calculated.
Solicitation of Proxies
The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting shareholders by mail through its employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs upon request. Solicitation by officers and employees of the Company may also be made of some shareholders in person or by mail, telephone, or e-mail following the original solicitation. Additionally, the Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting. The estimated cost of such services is 22,500, plus out-of-pocket expenses.
Voting of Proxies
The persons named as attorneys-in-fact in the proxies, Ashley A. McEvoy and John W. Kapples, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted:
Proposal 1.	FOR the election of the Director nominees;
Proposal 2.	FOR approval, on a non-binding, advisory basis, of the compensation of certain executive officers, as more fully described in this proxy statement; and
Proposal 3.	FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026
Other Business
Aside from the three proposals described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

64 INSULET CORPORATION - 2026 Proxy Statement

Shareholder Proposals for 2027 Annual Meeting of Shareholders
Any stockholder who intends to present a Rule 14a-8 proposal at Insulet’s 2027 Annual Meeting of Shareholders and who wishes to have the proposal considered for inclusion in the Company’s proxy materials for that meeting, must ensure that their proposal is received by the Company’s Secretary no later than December 7, 2026. The proposal must be made in accordance with the rules and regulations of the SEC as well as the applicable provisions of our Bylaws to be eligible for inclusion in the proxy statement for that meeting.
A stockholder or group of up to 20 stockholders who have continuously owned at least 3% of Insulet’s common stock for at least three years have the ability to submit Director nominees (up to the greater of two or 20% of the Board) for inclusion in the related proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in Insulet’s Bylaws. Notice of these proposals must be received no earlier than January 20, 2027 and no later than February 19, 2027 and must include the information required for any Nomination Notice (as defined in the Bylaws).
Shareholders who intend to present a proposal at the 2027 Annual Meeting of Shareholders without inclusion of the proposal in the Company’s proxy materials must comply with the procedures specified in Insulet’s Bylaws. These procedures require, among other things, that any such proposal or nomination to be received by the Secretary no earlier than January 20, 2027 and no later than February 19, 2027. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting.
In addition to satisfying the foregoing requirements under Insulet’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of Director nominees other than Insulet’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 21, 2027.
All submissions to, or requests of, the Secretary should be made to Insulet’s principal executive offices at 100 Nagog Park, Acton, MA 01720.
Forward-Looking Statements
This proxy statement and the accompanying letter to shareholders may contain forward-looking statements. Forward-looking statements relate to future events or our future financial performance.
We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, results of operations and financial condition.
The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described in Item 1A Risk Factors, and elsewhere, in the Company’s 10-K. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this proxy statement and the accompanying letter to shareholders relate only to events as of the date of this proxy statement. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
Website References
Website references in this document are provided for convenience only, and the content on the referenced websites is not incorporated into, nor does it form a part of, this proxy statement.

INSULET CORPORATION - 2026 Proxy Statement 65

ANNEX A
NON-GAAP RECONCILIATION
Use of Non-GAAP Financial Measures
The Company uses constant currency and Adjusted EBITDA, both of which are non-GAAP financial measures. Constant currency revenue growth represents the change in revenue between current and prior year periods using the exchange rate in effect during the applicable prior year period. Management believes constant currency revenue growth provides meaningful information regarding the Company’s results on a consistent and comparable basis. Management uses this non-GAAP financial measure, in addition to financial measures in accordance GAAP, to evaluate the Company’s operating results. It is also one of the performance metrics that determines management incentive compensation. Adjusted EBITDA represents net income (loss) plus net interest expense, income tax expense (benefit), depreciation and amortization, stock-based compensation and other significant transactions or events, such as legal settlements, medical device corrections, and loss on extinguishment of debt, that affect the period-to-period comparability of our operating performance, as applicable. Management uses Adjusted EBITDA as a supplemental measure in assessing the Company’s operating performance, and the Company believes that it is helpful to investors and other interested parties as a measure of comparative operating performance from period to period. Adjusted EBITDA is also a commonly used measure in determining business value, and the Company uses it to report results internally.
These non-GAAP financial measures should be considered supplemental to, and not a substitute for, the Company’s reported financial results prepared in accordance with GAAP. Furthermore, the Company’s definition of these non-GAAP financial measures may differ from similarly titled measures used by others. Because these non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, Insulet strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety.
Non-GAAP Reconciliation
CONSTANT CURRENCY REVENUE GROWTH
(UNAUDITED)

	Years Ended December 31,
(dollars in millions)	2025	2024	Percent Change	Constant Currency
Revenue
U.S. Omnipod	$1,919.8	$1,509.3	27.2%	27.2%
International Omnipod	754.3	523.4	44.1	39.3
Total Omnipod	2,674.0	2,032.7	31.6	30.3
Drug Delivery	34.1	38.9	(12.3)	(12.3)
Total	$2,708.1	$2,071.6	30.7%	29.5%

ADJUSTED EBITDA
(UNAUDITED)

	Years Ended December 31,
	2025	2024
	(dollars in millions)
Net Income	$247.1	$418.3
Interest expense, net	24.7	3.2
Income tax expense (benefit)	92.4	(118.1)
Depreciation and amortization	90.4	80.8
Stock-based compensation expense(1)	62.7	69.3
CFO and CEO transition cost(2)	9.3	—
Loss on extinguishment of debt(3)	123.9	—
Gain on derivative asset(4)	(12.5)	—
Loss on investments(5)	7.5	3.8
Adjusted EBITDA	$645.5	$457.2

(1)	Includes the reversal of stock-based-compensation expense associated with the departure of the Company's former CFO and CEO totaling $11.7 million for the year ended December 31, 2025.
(2)	Represents severance expense related to the departure of the Company's former CFO and CEO.
(3)	Relates to the repurchase of a portion of the Company's convertible debt.
(4)	Represents the change in fair value of the derivative asset associated with the redemption of our convertible debt.
(5)	Represents losses associated with debt and equity investments.

INSULET CORPORATION - 2026 Proxy Statement A-1

Insulet, Omnipod, and Podder are trademarks or registered trademarks of Insulet Corporation in the United States and other various jurisdictions. All rights reserved. All other trademarks are the property of their respective owners. The use of third-party trademarks does not constitute an endorsement or imply a relationship or other affiliation.

INSULET CORPORATION
100 NAGOG PARK
ACTON, MA 01720

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PODD2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V83759-P42170 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSULET CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Luciana Borio
02) Michael R. Minogue
03) Timothy C. Stonesifer

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V83760-P42170

INSULET CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 20, 2026

Ashley A. McEvoy and John W. Kapples, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Insulet Corporation to be held on May 20, 2026 at 8:00 a.m., Eastern Time, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR each of the director nominees and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side